Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

DATED MARCH 1, 2021

CO-DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

(1) REVIRAL LIMITED

AND

(2) LIANBIO RESPIRATORY LIMITED

This Co-Development and License Agreement dated as of March 1, 2021 (“Effective Date”) is entered into between:-

(1)

ReViral Ltd., a corporation organized under the laws of England & Wales with principal offices at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Herts, SG1 2FX, United Kingdom (“ReViral”); and

(2)

LianBio Respiratory Limited, a company limited by shares organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China, with its principal place of business at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (“Licensee”),

  ReViral and the Licensee sometimes being referred to in this Agreement as a “Party” or together the “Parties.”

RECITALS

(A)	ReViral owns or has the exclusive right to certain technology, intellectual property rights and confidential or proprietary information relating to the Licensed Product (as defined below);

(B)	ReViral is interested in granting to Licensee the exclusive rights to carry out development, registration and commercialization of the Licensed Product in the Territory (as defined below);

(C)	Licensee, together with its Affiliates (as defined below) (“Licensee Group”), are engaged in the development and commercialization of pharmaceutical products in the Territory.

The Parties now agree as follows:

1.	DEFINITIONS AND INTERPRETATION. Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Section 1.

1.1

“Accounting Standards” means, with respect to a Person, generally accepted accounting principles (“GAAP”) as practiced in the United States or applicable international standards followed by such Person, in either case, currently used at the relevant time and consistently applied by the applicable Person.

1.2	“Acquiror/Partner” shall have the meaning set forth in Section 3.1.

1.3

“Affiliates” shall mean an entity directly or indirectly Controlled by, Controlling or under common Control with another entity, where “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the activities, management and policies of the relevant entity and in the case of a corporate entity shall include the holding of more than fifty percent (50%) of the share capital of the entity or the equivalent voting power or authority to elect more than fifty percent (50%) of the board of directors of such entity or the equivalent management body. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the USA, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.4	“Agreement” shall mean this Co-Development and License Agreement together with its attached Schedules.

1.5	“Alliance Managers” shall have the meaning set forth in Section 4.1.

1.6

“Anti-Bribery Law” shall mean the US Foreign Corrupt Practices Act, UK Bribery Act 2010 and any other applicable law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption.

1.7	“API” shall mean active pharmaceutical ingredient

1.8

“Applicable Laws” shall mean all applicable provisions of all national, supranational regional, state and local, laws, treaties, statutes, rules, regulations, directives, administrative codes, ordinances, decrees, orders, decisions, guidance documents, injunctions, awards, judgments, and permits of or from any court, arbitrator, stock exchange or Competent Authority having jurisdiction over or related to the subject item.

1.9	“Average Cost Per Patient” shall mean the average per patient cost in [***], as established either (i) [***]; or (ii) [***].

1.10	“Breaching Party” shall have the meaning set forth in Section 14.3.

1.11	“Business Day” shall mean 9.00 am to 5.00 pm local time on a day other than a Saturday, Sunday, bank or other public holiday in China, USA or U.K.

1.12	“Calendar Quarter” shall mean each period of three months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

1.13	“Calendar Year” shall mean each successive period of twelve calendar (12) months commencing on 1 January.

1.14

“Central Global Trial Services” shall mean centralised services provided by ReViral or a CRO in relation to the centres within a Global Clinical Trial, including (i) electronic case report form data capture; (ii) electronic imaging data capture; (iii) other data collection, data management and data analysis services; or (iv) coordination of safety and pharmacovigilance reporting and GCP auditing.

1.15	“Central Global Trial Costs” shall mean the costs incurred by ReViral for Central Global Trial Services.

1.16

“cGMP” shall mean all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and all equivalent Applicable Laws in any relevant country or region in the Territory, each as may be amended and applicable from time to time.

1.17

“Change in Tax Law” shall mean any change in legislation, regulation, practice or procedure that results in an obligation on Licensee to make a withholding in respect of tax on any amount payable to ReViral pursuant to the terms of this Agreement.

1.18

“Change of Control” shall mean, with respect to a Party, the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalisation, reverse split, sale or transfer of assets or other transaction, as a result of which any person gains control (as defined in Section 1.3) of an entity or group. [***].

1.19

“Clinical Trial” shall mean any clinical testing of a pharmaceutical product in human subjects that is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application.

1.20

“Clinical Trial Material” or “CTM” shall mean product in a form suitable for administration to humans in a Clinical Trial manufactured in accordance with the Specifications and GMP as required by any IND and appropriately packaged and labelled.

1.21	“CMO” shall mean a person that conducts contract manufacture on behalf of another person.

1.22

“Combination Product” shall mean any Licensed Product that is sold for a single invoice price together with any (i) delivery device or component therefor, (ii) companion diagnostic related to any Product, process, service, or therapy, (iii) product, process, service, or therapy other than the Licensed Product; or (iv) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) (2) or (3) or its foreign equivalent.

1.23

“Commercial Information” shall mean all information Controlled by a Party or its Affiliates relating to the pricing, reimbursement, marketing, promotion or selling of the Licensed Product, including (i) commercialization plans, strategic and implementation; (ii) pharmaco-economic studies justifying pricing; (iii) analysis of competitive products and environment including market research reports; (iv) product positioning strategies (including unique selling proposition and understanding of competitors’ positioning strategies) and promotional strategies (including promotional materials); (v) Pricing Approval submissions and the content of bids for tenders; (vi) virtual product and clinical support approaches and techniques via web page; (vii) medical education strategies; and (viii) strategies used for building relationships with health insurance and managed care entities.

1.24

“Commercialise” or “Commercialisation” shall mean any and all activities directed to marketing, promoting, detailing, importing, distributing, warehousing, offering for sale, having sold, selling, or other commercialisation of a pharmaceutical product, including market research, pre-launch marketing and educational activities, and sampling.

1.25

“Commercialisation Plan” shall mean a [***] plan for the Commercialisation of the Licensed Product in the Territory, that may include: (i) [***]; (ii) [***]; (iii) [***], (iv) [***]; (v) [***]; and (vi) other activities as the Parties shall agree should be included in the plan.

1.26	“Commercially Reasonable Efforts” shall mean, in respect of a Party, [***].

1.27

“Competent Authority” shall mean any supranational, national or local parliament, commission, department or agency, authority (including a listing authority in relation to a stock exchange), inspectorate, minister, ministry official, or other public or statutory person (whether autonomous or not) passing or enforcing Laws relevant to the activities contemplated under this Agreement.

1.28	“Competitive Activities” shall have the meaning set forth in Section 3.1.

1.29	“Competitive Product” shall mean [***].

1.30

“Composition of Matter Claim” shall mean a Valid Claim of a Licensed Patent in a given country of the Territory that Covers the API of the Licensed Product as opposed to its process of manufacture (including formulation), use or method of treatment.

1.31

“Compound” shall mean (i) ReViral’s proprietary compound, sisunatovir (RV521), having the chemical structure described on Exhibit A, (ii) other fusion inhibitor candidates that (a) are Covered by Patents owned or Controlled by ReViral or any of its Affiliates as of the Effective Date or during the Term that Cover RV521 or (iii) any other fusion inhibitor candidates used by ReViral in a product Developed in the ReViral Program, and all of the foregoing compounds and candidates (“RSV Candidates”). The RSV Candidates that are the subject of the ReViral Program as of the Effective Date are listed in Exhibit B. Upon receipt of the first Marketing Authorization of a Licensed Product in PRC, this definition will mean only the Compound contained in the Licensed Product so authorized.

1.32

“Confidential Information” shall mean, with respect to a Party, all Know How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information, or objectives, that is communicated by or on behalf of such Party (the “Disclosing Party” with respect to such information) to the other Party (the “Recipient Party” with respect to such information) or its permitted recipients, including information disclosed by such Party prior to the Effective Date pursuant to the Confidentiality Agreement, and including:

1.32.1 the	terms and conditions of this Agreement;

1.32.2 the	Licensed Know How;

1.32.3 the	Licensee Know How, and

1.32.4

any other non-public information disclosed or provided by one Party to the other Party in connection with this Agreement, including information regarding such Party’s strategy, business plans, objectives, research, technology, products, business affairs or finances including any Commercialization Information.

1.33

“Control” (including variations such as “Controlled” and except as used in Section 1.3) shall mean with respect to any Know How, Patent, Trademark, Regulatory Document, Regulatory Approval, other property right, or product, possession of the right, whether directly or indirectly, and whether by ownership, licence or otherwise, to assign, or grant a licence, sublicense or other right to or under, such Know How, Patent, Trademark, Regulatory Document, Regulatory Approval, other property right, or product, without breaching the terms of any agreement with a Third Party.

1.34

“Cost of Manufacture” shall mean, with respect to any Licensed Product, the total cost of manufacture, calculated in accordance with applicable Accounting Standards, which will be the sum of Direct Cost, Indirect Cost and Expensed Cost as defined below and as relevant to the circumstances.

1.34.1 “Direct	Costs” within Cost of Manufacture include:

(i)	[***];

(ii)	[***], plus [***]; and

(iii)	[***].

1.34.2 “Indirect	Costs” within Cost of Manufacture include:

(i)	[***]; and

(ii)	[***];

in	each case, ((i) and (ii)), to the extent [***] allocable to the Manufacture of any Licensed Product (or any component thereof).

Indirect	Costs expressly exclude [***].

1.34.3	“Expensed Cost” within Cost of Manufacture includes [***]. For clarity, Expensed Cost may include [***].

1.35

“Cover,” “Covering” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent or individual claim in such Patent, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent or the individual claim of such Patent.

1.36	“CRO” shall mean a contract research organization to which certain Development services are contracted.

1.37	“CTD Format” shall mean the format of a common technical document recommended by ICH from time to time.

1.38	“Departing Licensee” shall have the meaning set forth in Section 15.2.

1.39

“Development (and the corresponding verb “to Develop”)” shall mean all nonclinical, pre-clinical and clinical research and development activities, whether before or after Regulatory Approval, conducted with the aim of supporting, obtaining, or maintaining Regulatory Approval of a Licensed Product, including:

(i)	studies on the toxicological, pharmacological, metabolical or clinical aspects of a product conducted internally or by individual investigators or consultants; and

(ii)

preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain, maintain, or expand Regulatory Approval of a product, including data management, statistical designs and studies, document preparation, and other administration.

Development will not include Commercialization activities or Manufacturing.

1.40

“Development Costs” shall mean the total costs and expenses associated with Development activities for the Licensed Product in the Territory, calculated in accordance with applicable Accounting Standards, and shall include (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; and (v) [***].

1.41	“Disclosing Party” shall have the meaning set forth in Section 1.32.

1.42	“Disclosure Letter” shall mean a disclosure letter in the form of Exhibit C.

1.43

“Documents” shall mean analyses, books, CD-ROM, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, paper, photographs, plans, records, recordings, reports, research notes, tapes and any other graphic or written data or other media on which information and data is permanently stored and other computer information storage means, and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

1.44

“Dossier” shall mean a dossier for the Licensed Product in a country in CTD Format and as registered with a Regulatory Authority for the Regulatory Approval containing the administrative, safety, efficacy, quality, non-clinical and clinical data and chemistry and manufacturing control data for the Licensed Product as it may change from time to time.

1.45	“Effective Date” shall have the meaning set forth in the Preamble.

1.46	“EMA” shall mean the European Medicines Agency.

1.47

“EU” shall mean the countries of the European Union from time to time, which are as of the Effective Date Austria, Belgium, Bulgaria, Cyprus, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

1.48	“Europe” shall mean that group of countries comprised of the EU plus (if they are not Member States) Iceland, Liechtenstein, Norway and Switzerland.

1.49	“FDA” shall mean the Food and Drug Administration of USA.

1.50

“Exploit” shall mean to Develop, have Developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize or have Commercialized. “Exploitation” and “Exploiting” will be construed accordingly.

1.51

“Field” shall mean (i) all uses and indications for the treatment, diagnosis, or prevention of infections, diseases, or conditions caused by or associated with RSV, (ii) any other uses that involve, or indications that are treated, diagnosed or prevented by, targeting RSV, as a method of treatment or action and (iii) any other uses or methods of treatment claimed in the Licensed Patents.

1.52	“Final Report” shall mean the formal written report in relation to a Clinical Trial setting out the final results and conclusions of such Clinical Trial.

1.53

“First Commercial Sale Date” shall mean on a Licensed Product-by- Licensed Product and country-by-country or region-by-region of the Territory basis, the first sale by Licensee or its Affiliates or Sublicensees to an end user or prescriber for use, consumption or resale of such Licensed Product in a country or region in the Territory in the Field where Regulatory Approval and, if applicable, any Pricing Approval of the Licensed Product has been obtained and where the sale results in a recordable Net Sale. For avoidance of doubt, any supply of Licensed Product for Clinical Trials or on a named patient or under compassionate or emergency use, expanded access program, patient assistance, pre-license sales made for non-commercial, compassionate purposes, or test marketing programs or other similar programs or studies where a Licensed Product is supplied at or below cost of goods therefor is not a First Commercial Sale.

1.54

“First Global Trial” shall mean the first Global Clinical Trial to be conducted after the Effective Date under the Global Development Plan, the full Clinical Trial protocol for which will be prepared by ReViral for consideration and discussion at JSC.

1.55	“FTO Issue” shall have the meaning set forth in Section 10.4.1.

1.56	“GAAP” shall mean generally accepted accounting principles in effect in the USA from time to time.

1.57

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, as conducted within or outside the Territory, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects.

1.58	“Generic Product” shall mean in any particular country [***].

1.59	“Global Brand Elements” shall have the meaning set forth in Section 10.6.2.

1.60

“Global Clinical Trial” means a Clinical Trial that is conducted in multiple countries and jurisdictions, both in and outside the Territory, through the conduct of such Clinical Trial in multiple sites in such countries and jurisdiction as part of one unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.

1.61	“Global Development Plan” shall have the meaning set forth in Section 5.1.

1.62

“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the country or region in the Territory, each as may be amended and applicable from time to time.

1.63

“Good Manufacturing Practice” or “GMP”—means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, for supply in a given country or group of countries including:

1.63.1	in the case of the EU, Directive 2003/94/EC or any other applicable European Community legislation or regulation;

1.63.2

in the case of USA, the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210, 211, 601 and 610; and the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products; and

1.63.3	the principles detailed in the ICH Q7A guidelines; and

1.63.4	the equivalent Applicable Laws in any other countries.

each	as may be applicable and as amended from time to time.

1.64	“ICC” shall have the meaning set forth in Section 16.3.

1.65	“ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.66

“IND” shall mean an investigational new drug application filed with, and accepted by, the FDA prior to beginning clinical trials in humans in the USA, or any comparable application (such as an application for a clinical trial authorization in the Territory) to the Regulatory Authority of a region, country or group of countries other than the USA thereto including the NMPA prior to beginning clinical trials in humans in that country or in that group of countries, and all supplements or amendments that may be filed with respect to the foregoing.

1.67	“Indemnification Claim Notice” shall have the meaning set forth in Section 13.3.

1.68	“Indemnified Party” shall have the meaning set forth in Section 13.3.

1.69	“Indemnifying Party” shall have the meaning set forth in Section 13.3.

1.70	“Indemnitee” shall have the meaning set forth in Section 13.3.

1.71

“Indication” means a separate and distinct disease, disorder, or medical condition that a Licensed Product is intended to treat, prevent, cure, or ameliorate in the indication section of the approved labeling for such Licensed Product, or that is the subject of a Clinical Trial and where it is intended that the data and results of such Clinical Trial (if successful) will be used to support a Regulatory Documents and Regulatory Approval that is intended to result in distinct labeling in the indication section of the approved labeling relevant to usage of such Licensed Product in such disease, disorder, or medical condition that is separate and distinct from another disease, disorder, or medical condition.

1.72	“Insolvency Event” shall mean, in relation to either Party, any one of the following:

1.72.1

a notice having been issued to convene any meeting for the purpose of passing a resolution or seeking a petition to wind up or liquidate that Party, or to seek bankruptcy or official administration, or such a resolution having been passed or such a petition having been issued (except in relation to a solvent reconstruction or reorganisation of that Party);

1.72.2	an involuntary petition in an insolvency proceeding is filed against a Party and is not dismissed or stayed within ninety (90) days of the filing thereof;

1.72.3

a trustee in bankruptcy, receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any part of that Party’s assets or any third party takes steps to appoint such an officer in respect of that Party; or

1.72.4	a Party makes any general assignment for the benefit of all or some of that Party’s creditors.

1.73

“Interim Report” shall mean a written report that contains an initial analysis of the results of a Clinical Trial that is completed and the data from which has been collated and analysed and, in particular that includes a report as to whether and to what extent the endpoints of the Clinical Trial have been met, but which report is not the Final Report and precedes the Final Report.

1.74

“Inventions” shall mean any inventions for composition of matter, processes of manufacture, methods of treatment or use, methods of modulation, formulations, dosing regimens, formulations and combinations, patentable or otherwise, that is invented or generated as a result of or in connection with a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, Sublicensees, agents or contractors.

1.75	“Jointly Owned Inventions” shall have the meaning set forth in Section 10.1.2.

1.76	“JSC” shall mean the joint steering committee established under Section 4.1.

1.77

“Know How” means all proprietary chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, whether patentable or otherwise.

1.78

“Knowledge” shall mean a Party’s and its Affiliates’ understanding in good faith as possessed by its senior executive management of the relevant facts and information after performing a diligent investigation with respect to such facts and information, provided that diligent investigation shall only include those patent searches to investigate validity or freedom to operate that have actually been undertaken by that Party or its Affiliates prior to the Effective Date.

1.79	“Law” or “Laws” shall mean all laws, statutes, regulations, directives, ordinances, judgments, guidances, recommendations, orders or injunctions.

1.80	“LianBio” shall mean LianBio, an exempted company organized and existing under the laws of Cayman Islands.

1.81	“License” shall have the meaning set forth in Section 2.1.

1.82	“Licensed IPR” shall mean:

1.82.1	Licensed Patents;

1.82.2	Licensed Know How;

1.82.3	Regulatory Documents (including Dossiers for any country outside the Territory); and

1.82.4	the ReViral Trademark.

1.83

“Licensed Know How” shall mean all Know How reasonably useful or necessary for the Exploitation of the Licensed Product that is Controlled by ReViral or any of its Affiliates as of the Effective Date or is generated or arising under the ReViral Program or is actually used in the ReViral Program by ReViral or any of its Affiliates or its or their licensees during the Term, including ReViral’s interest in the Know How within the Jointly Owned Inventions, and all Commercial Information Controlled by ReViral or its Affiliates.

1.84

“Licensed Patents” shall mean all Patents that Cover the Development, Manufacture or Commercialization of the Licensed Product or that otherwise Cover any Licensed Know How, in each case, that are Controlled by ReViral or any of its Affiliates as of the Effective Date or during the Term, including Patents within the ReViral Inventions and [***], and including the patents and patent applications existing in the Territory at the Effective Date listed in Exhibit D (the “Patent List”).

1.85	“Licensed Product” shall mean any product containing a Compound in any formulation or dosage form [***].

1.86	“Licensee” shall have the meaning set forth in the Preamble.

1.87	“Licensee Commercial Information” shall mean Commercial Information Controlled by Licensee or its Affiliates relating to the Commercialization of the Licensed Product in the Territory.

1.88	“Licensee Group” shall have the meaning set forth in the Recitals.

1.89	“Licensee Indemnitee” shall have the meaning set forth in Section 13.2.

1.90	“Licensee IPR” means the intellectual property and other rights at any time during the Term Controlled by Licensee or its Affiliates relating to the Licensed Product including:

1.90.1	Licensee Patents, if any;

1.90.2	Licensee Know How; and

1.90.3	Regulatory Documents (including the Territory Dossiers).

1.91

“Licensee Know How” shall mean any Know How Controlled by Licensee or its Affiliates generated or arising during the conduct of activities under this Agreement relating to the Development or Commercialization of the Licensed Product in the Territory, including Licensee’s interest in the Know How within the Jointly Owned Inventions.

1.92

“Licensee Patents” shall mean any Patents that Cover Inventions owned by Licensee or its Affiliates pursuant to Section 10.1.2. including Licensee’s interest in any Patents Covering Jointly Owned Inventions.

1.93	“Licensee Shortfall” has the meaning set forth in Section 5.3.

1.94	“Licensee Trademark” shall have the meaning set forth in Section 10.6.4.

1.95	“Losses” shall mean any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses). In calculating “Losses”, [***].

1.96	“Major Markets” shall mean the [***].

1.97

“Manufacture” shall mean all manufacturing operations for products, including all activities related to the making, production, processing, purifying, formulating, filling, and finishing, of the Licensed Product, or any intermediate thereof including API, pre-clinical, clinical and commercial production, product stability testing, quality assurance, and quality control. “Manufacturing” has a correlative meaning.

1.98	“Manufacturing and Supply Agreement” shall have the meaning set forth in Section 7.2.

1.99

“Manufacturing Know How” shall mean all Know How owned or Controlled by ReViral that is necessary or reasonably useful for the Manufacture of the Licensed Product, including (i) production facilities and processes including any drug master file, specifications, techniques, manufacturing line procedures, chemistry and manufacturing control data, standard operating procedures, quality analysis, and quality control processes and techniques, and all other documentation retained to comply with GMP procedures; and (ii) information relating to contract manufacturers and the Manufacturing supply chain of the Licensed Product, including API, fill finish, primary and secondary packaging.

1.100

“Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto). In the context of imported drugs, MAA is also known as the Import Drug License (“IDL”) application.

1.101

“Net Sales” shall mean the gross amount invoiced by Licensee, its Affiliates, Sublicensees (excluding distributors) for sale of Licensed Products to third parties (including distributors), less the following deductions relating to the Licensed Products as determined in accordance with the relevant Accounting Standards, in each case without duplication: normal and customary trade, cash and quantity discounts [***], credits, price adjustments, repayments, chargebacks, or allowances for claims, spoiled, outdated, or damaged products, returns or rejections of Licensed Products, including in connection with retroactive price reductions and recalls [***] or withdrawal;

1.101.1	[***];

1.101.2	[***];

1.101.3	[***];

1.101.4	[***];

1.101.5	[***];

1.101.6	[***]; and

1.101.7	[***].

The transfer of Licensed Product by the Licensee or one of its Affiliates to another Affiliate or Sublicensee shall not be considered a sale.

[***].

In the event a Licensed Product is sold as a Combination Product, Net Sales of the Combination Product will be calculated, on a country-by-country basis, as follows:

(i) If the Compoundand the other product(s) are also sold separately in the applicable country, Net Sales of the Licensed Product for purposes of this Agreement will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the invoice price in the applicable country of the Compound sold separately, and B is the sum of the invoice prices in the applicable country of all other products in the Combination Product sold separately during the applicable Calendar Quarter.

(ii) If the Compound is sold separately, but the invoice price of the other product(s) cannot be determined, Net Sales of the Licensed Product for purposes of this Agreement shall be equal to the total Net Sales of the Combination Product multiplied by the fraction A/C wherein A is the invoice price of the Compound sold separately and C is the invoice price of the Combination Product, in both cases in the Calendar Quarter in question.

(iii) If the other product(s) is/are sold separately, but the invoice price of the Compound cannot be determined, Net Sales of the Licensed Product for purposes of this Agreement shall be equal to the total Net Sales of the Combination Product multiplied by the following formula: one (1) minus B/C wherein B is the invoice price of the other product(s) and C is the invoice price of the Combination Product, in both cases in the Calendar Quarter in question.

(iv) If the invoice price of neither the Compound nor the other product(s) can be determined, Net Sales of the Licensed Product for purposes of this Agreement shall be equal to Net Sales of the Combination Product multiplied by [***].

(v) The invoice price for such other product(s) contained in the Combination Product shall be calculated for each Year by dividing the sales amount by the units of such other product(s), as published by IMS or another independent source agreed by the Parties. In the initial calendar year during which a Combination Product is sold, forecasted invoice prices shall be used for royalty calculation purposes. [***].

1.102	“New License Agreement” shall have the meaning set forth in Section 14.6.3.

1.103	“NMPA” shall mean the National Medical Products Administration (formerly the China Food and Drug Administration).

1.104

“NDA” shall mean a new drug or biologic license application filed with the FDA to obtain Regulatory Approval for a pharmaceutical product in the USA, or any equivalent application filed with the Regulatory Authority in or for a country or group of countries outside the USA to obtain Regulatory Approval for a pharmaceutical product in or for that country or within that group of countries.

1.105	“Non-Breaching Party” shall have the meaning set forth in Section 14.3.

1.106	“Notice of Rejection” shall have the meaning set forth in Section 7.2.4.

1.107	“Official” shall have the meaning set forth in Section 12.3.1.

1.108	“Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.7.

1.109	“Party” or “Parties” shall have the meaning set forth in the Preamble.

1.110	“Patents” shall mean:

1.110.1	all national, regional and international patents and patent applications, including provisional patent applications; and

1.110.2

all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and

1.110.3

any and all patents that have issued or in the future issue from the foregoing patent applications in Sections 1.110.1 and 1.110.2 including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention; and

1.110.4

any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in Sections 1.110.1 to 1.110.3 inclusive, and

1.110.5

any similar rights, including so-called pipeline protection (where the subject matter previously disclosed was not previously patentable in a particular jurisdiction but subsequently becomes patentable subject matter in such jurisdiction), or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents, and any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections 1.110.1 through 1.110.5, anywhere in the world.

1.111	“Patient Commitment” shall have the meaning set forth in Section 5.3.

1.112	“Payment” shall have the meaning set forth in Section 9.13.

1.113

“Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organisation, including a government or political subdivision, department or agency of a government.

1.114

“Phase II Clinical Trial” means a Clinical Trial that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.115

“Phase III Clinical Trial” means a Clinical Trial (or any arm thereof) of a pharmaceutical product on a sufficient number of patients, which trial is designed to: (i) establish that the pharmaceutical product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed; and (iii) support a Regulatory Approval by a Regulatory Authority for the pharmaceutical or biologic product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.116	“Pivotal Global Clinical Trial” means a Global Clinical Trial that is a Phase III Clinical Trial.

1.117	“PRC” means the People’s Republic of China, which, for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

1.118

“Pricing Approval” shall mean (i) such approval, agreement, determination or governmental decision establishing prices for a product that can be charged and will be reimbursed by Competent Authorities in countries in the Territory where Competent Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise; and (ii) a price established in a supply contract with a governmental authority or hospital owned or controlled by the state following a tender process.

1.119	“Product Infringement” shall have the meaning set forth in Section 10.3.1.

1.120	“Pediatric Target Profile” or “PTP” shall mean the target profile to be determined [***] based on the draft set out in Exhibit E.

1.121	“Recipient Party” shall have the meaning set forth in Section 1.32.

1.122

“Regulatory Approval” shall mean any final or conditional approval from a Regulatory Authority necessary to market and sell a pharmaceutical product in any country or region of the Territory, but excluding any Pricing Approval for such country or region.

1.123

“Regulatory Authority” shall mean any Competent Authority in any country of the Territory with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product, including the NMPA in the PRC.

1.124

“Regulatory Documents” means any documentation comprising or relating to or supporting any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding the Licensed Products, including any IND or MAA.

1.125

“Regulatory Exclusivity” shall mean, with respect to a Licensed Product in a country or region in the Territory, any exclusive marketing rights or data exclusivity rights under Applicable Laws or conferred by any Regulatory Authority in accordance with Applicable Laws with respect to such Licensed Product in such country or region.

1.126	“Relevant Material” shall have the meaning set forth in Section 16.3.4.

1.127

“Relevant Third Party Patent Right” shall mean a Patent owned or Controlled by a Third Party that contains claims that Cover the Licensed Product in a country or region whether outside the Territory or in the Territory, or the Development, Manufacture or Commercialization thereof.

1.128	“Remedial Action” shall have the meaning set forth in Section 6.9.

1.129	“ReViral” shall have the meaning set forth in the Preamble.

1.130	“ReViral Indemnitee” shall have the meaning set forth in Section 13.1.

1.131	“ReViral Program” shall mean the Development program being conducted by ReViral or its Affiliates at the Effective Date or during the Term for [***].

1.132	“Representative” shall have the meaning set forth in Section 11.1.

1.133	“Residual Knowledge” shall have the meaning set forth in Section 11.9

1.134

“ReViral Trademark” shall mean a trademark for the Licensed Product to be determined by ReViral and any accompanying logos relating to the Licensed Product owned or Controlled by ReViral, either in English or Chinese.

1.135

“Royalty Term” shall mean, on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis, as applicable, the period that is from the First Commercial Sale Date until on the later to occur of:

(a)	the expiration of the last-to-expire Valid Claim of a Licensed Patent that is a Composition of Matter Claim in such country or region of the Territory;

(b)	the expiry of Regulatory Exclusivity for the Licensed Product in such country or region; and

(c)	the [***] anniversary of the First Commercial Sale Date of such Licensed Product in such country or region in the Territory.

1.136	“RSV” shall mean respiratory syncytial virus.

1.137	“Senior Officers” shall have the meaning set forth in Section 4.6.

1.138	“Specification” shall mean the specifications for the Licensed Product, as determined by the JSC.

1.139

“Subcontractor” shall mean a Third Party contractor (including contract research organizations or contract manufacturing organizations) engaged by a Party on a fee-for-service to perform certain obligations of such Party or exercise certain rights on behalf of such Party, in each case, under this Agreement.

1.140	“Sublicensee” means any Third Party to whom a Party or any of its Affiliates grants a sublicense of its rights hereunder to Exploit any Licensed Product.

1.141

“Term” shall mean the period commencing on the Effective Date and, unless earlier terminated in accordance with this Agreement, expiring country-by-country of the Territory at the end of the Royalty Term in such country.

1.142

“Terminated Region” means any region or country in the Territory with respect to which this Agreement is terminated or, if this Agreement is terminated in its entirety, all countries and regions of the Territory.

1.143	“Territory” shall mean PRC, Macau, Hong Kong, and Singapore.

1.144	“Territory Dossier” shall mean the Dossier for any country in the Territory.

1.145	“Territory-Specific Development Plan” shall have the meaning set forth in Section 5.1.

1.146	“Territory-Specific Supply” shall have the meaning set forth in Section 7.1.

1.147	“Third Party” shall mean a Person other than either of the Parties or any of their respective Affiliates.

1.148	“Third Party Claim” shall have the meaning set forth in Section 13.3.

1.149

“Trademarks” shall mean registered trade-marks and applications thereof, unregistered trade or service marks, get up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights that protect goodwill.

1.150	“Valid Claim” shall mean, with respect to a particular country or region, either:

1.150.1

a claim of an issued and unexpired Patent in such country or region whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer, or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal; or

1.150.2

a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application, provided that no more than [***] have passed since the earliest priority date for such application.

1.151	“Visual Inspection” shall have the meaning set forth in Section 7.2.5.

1.152	“Year” shall mean each complete calendar year following the First Commercial Sale Date in any country of the Territory.

1.153	In this Agreement:

1.153.1	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.153.2

unless the context otherwise requires all references to a particular Section, paragraph or Schedule shall be a reference to that Section, paragraph or Schedule, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.153.3	unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.153.4

unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality and that person’s legal representatives, successors and permitted assigns;

1.153.5	the words “include” or “including” will be deemed to be followed by the phrase “without limitation”;

1.153.6	the word “will” will be construed to have the same meaning and effect as the word “shall”;

1.153.7

any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

1.153.8

provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging);

1.153.9	reference to any statute or regulation includes any modification or re-enactment that statute or regulation;

1.153.10	references to the singular includes the plural and vice versa (unless the context otherwise requires); and

1.153.11	the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSES

2.1	License Grant to Licensee

ReViral hereby grants to Licensee:

2.1.1

an exclusive license, with the right to grant sublicenses through multiple tiers (subject to Section 2.2), under the Licensed IPR to Develop, Manufacture (subject to this Section 2.1), Commercialize, and otherwise Exploit the Compound and Licensed Products in the Field in the Territory, and

2.1.2

a non-exclusive license, with the right to grant sublicenses through multiple tiers (subject to Section 2.2), under the Licensed Know How and Licensed Patents to Manufacture (subject to the below proviso) the Compound and Licensed Products outside the Territory for Exploitation in the Territory (the foregoing licenses set forth in Section 2.1.1 and 2.1.2, collectively, the “License”);

provided that, subject to Section 3.1, Licensee will not Manufacture Licensed Products unless ReViral fails to fulfil its supply obligations under the supply provisions set forth in Section 7 and as otherwise provided under this Agreement.

2.2	Sublicense

Licensee may grant sublicenses of the rights granted to Licensee under the License to its Affiliates and Subcontractors [***] (but in accordance with the applicable terms of this Agreement). In addition, subject to [***], Licensee shall have the right to grant sublicenses under the License to other Third Parties. Each sublicense to a Subcontractor or Third Party shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement. Without limiting the foregoing, each sublicense shall be consistent with the terms of this Agreement, and Licensee shall use reasonable efforts to include in each sublicense to a Third Party provisions assigning to Licensee the right, title and interest in Inventions and Know How developed by the Sublicensee or its employees in the performance of activities under such sublicense to the extent relating to the Development, Manufacture or Commercialization of Licensed Products, and confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. At least [***] prior to the anticipated closure of a sublicense agreement with a Third Party that is not a Subcontractor, Licensee will notify ReViral, provide a summary of the material terms of the potential sublicense, [***], which notice and summary will be the Confidential Information of Licensee. Within [***] of ReViral’s receipt of such notice, [***]. Within [***] after the execution of any sublicense agreement to a Third Party that is not a Subcontractor, Licensee shall provide ReViral with a true and complete copy of such sublicense agreement, which shall be deemed to be Licensee Confidential Information; provided that Licensee shall have the right to redact any confidential or proprietary information contained to the extent that such information is not necessary for ReViral to confirm compliance with this Agreement. Licensee shall remain directly responsible for all of its obligations under this Agreement. At the reasonable request of ReViral, Licensee will use reasonable efforts to enforce the terms of each sublicense. Any Sublicensee conduct, act, omission or state of affairs that would have constituted a breach of this Agreement shall be imputed to Licensee and deemed a breach of this Agreement as if such conduct, act, omission or state of affairs had been directly attributable to Licensee. For avoidance of doubt, distributors, resellers, sales representatives, and other channel partners, CROs, other service providers and other Subcontractors shall not be deemed to be Sublicensees under this Agreement unless granted a sublicense hereunder.

2.3	ReViral Retained Rights

Notwithstanding the exclusive license granted to Licensee under Section 2.1.1, ReViral hereby expressly retains the rights to use the Licensed IPR in the Field in the Territory in order to perform its obligations under this Agreement, whether directly or through its Affiliates, licensees, Sublicensees or agents. In addition, ReViral retains the exclusive right to practice, license and otherwise exploit the Licensed IPR outside the scope of the license granted to Licensee under Section 2.1, including the exclusive right to Develop, Manufacture and Commercialize the Products outside the Territory and the non-exclusive right to Manufacture and have Manufactured the Licensed Products in the Territory solely for purposes of Developing and Commercializing the Licensed Products outside of the Territory.

2.4	License Grant to ReViral

Licensee hereby grants to ReViral a fully paid, royalty free, perpetual, exclusive and sublicensable (through multiple tiers) license under the Licensee IPR to (a) Develop, and Commercialize the Licensed Products outside the Territory; and (b) Manufacture and have Manufactured the Licensed Products anywhere in the world solely for purposes of Developing and Commercializing the Licensed Products outside of the Territory; provided that, to the extent any such Licensee IPR is in-licensed by Licensee or one of its Affiliates from a Third Party (not being a Sublicensee), (A) the rights and licenses outside the Territory that are granted to ReViral under this Section 2.4 shall apply only if and to the extent that Licensee or its Affiliate has obtained all of the corresponding rights from the Third Party necessary to grant such rights and (B) [***]. During the Term, Licensee shall [***] avoid terminating, amending, or otherwise modifying any such agreement, or taking (or failing to take) any action, that would (i) permit such Third Party to terminate such license or (ii) adversely affect ReViral’s sublicense thereunder.

2.5	No Implied Licenses; Negative Covenant

Except as set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any Know How, Patent or other intellectual property of the other Party. Licensee shall not, and shall not permit any of its Affiliates or Sublicensees to, practice or utilize any Licensed IPR outside the scope of the License granted by ReViral to Licensee under Section 2.1 of this Agreement. ReViral shall not, and shall not permit any of its Affiliates or Sublicensees to, practice or utilize any Licensee IPR outside the scope of the license granted by Licensee to ReViral under Section 2.4 of this Agreement.

2.6	No Diversion

Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory or to any Third Party that such Party knows (or reasonably should know) has previously exported or is likely to export any Licensed Product to the other Party’s territory. Neither Party shall engage, nor permit its Affiliates and Sublicensees to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or Sublicensees receive any order for any Licensed Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party shall knowingly, nor permit its Affiliates and Sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Product to any Third Party for use in or distribution into the other Party’s territory.

2.7

Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. Each Party shall obtain from the requisite Competent Authorities or Regulatory Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement and the performance by such Party of its obligations under this Agreement.

3.	EXCLUSIVITY

3.1

During the Term, neither ReViral or its Affiliates, nor Licensee or any Lian Affiliate will (by itself or with or through an Affiliate or a Third Party) Develop, Manufacture, or Commercialize in the Territory any Competitive Product (“Competitive Activities”), except for the Compound and Licensed Products under this Agreement.

3.2

Notwithstanding the restrictions set forth in Section 3.1, if ReViral under goes a Change of Control with a company or group of companies owning or Controlling a Competitive Product (an “Acquiror/Partner”), and, thereafter, if ReViral, the Acquiror/Partner, or its or their Affiliates is conducting or commences conducting Competitive Activities with respect to a Competitive Product that does not contain a RSV Candidate in a country or region in the Territory, then:

(i) ReViral, its Acquiror/Partner, and its or their Affiliates will not be in violation of the terms of Section 3.1, but only with respect to Competitive Products that do not contain a RSV Candidate, provided that, immediately following the closing of such Change of Control and throughout the conduct of such Competitive Activities, (a) ReViral, its Acquiror/Partner, and its or their Affiliates implements reasonable measures to ensure that none of the Licensee Know How or other Regulatory Documents dedicated to the Licensed Product, or Confidential Information of Licensee are used in connection with the conduct of such Competitive Activities, including establishing appropriate firewalls between the personnel performing Competitive Activities and the personnel teams charged with working on any Licensed Product (or component thereof) and ensuring that the personnel performing Competitive Activities are prevented from having access to data from activities performed under this Agreement or Confidential Information of the other Party, and establishing other technical and administrative safeguards to prevent use of or access by the Acquiror/Partner and its Affiliates to Confidential Information relating to activities in the Territory,

(ii) [***]

(iii) [***].

3.3

Notwithstanding the restrictions set forth in Section 3.1, if Licensee undergoes a Change of Control with an Acquiror/Partner, and, thereafter, if Licensee, the Acquiror/Partner, or its or their Affiliates is conducting or commences conducting Competitive Activities in a country or region in the Territory, then (i) Licensee, its Acquiror/Partner, and its or their Affiliates will not be in violation of the terms of Section 3.1, provided that, immediately following the closing of such Change of Control and throughout the conduct of such Competitive Activities, (a) Licensee, its Acquiror/Partner, and its or their affiliates implements reasonable measures to ensure that none of the Licensed Know How or other Regulatory Documents relating to the Licensed Product, or Confidential Information of ReViral are used in connection with the conduct of such Competitive Activities, including establishing appropriate firewalls between the personnel performing Competitive Activities and the personnel teams charged with working on any Licensed Product (or component thereof) or and ensuring that the personnel performing Competitive Activities are prevented from having access to data from activities performed under this Agreement or Confidential Information of the other Party and establishing technical and administrative safeguards to prevent use of or access by the Acquiror/Partner and its Affiliates to Confidential Information relating to ReViral’s activities related to the Licensed Product, and [***].

4.	GOVERNANCE

4.1

To facilitate day-to-day interaction between the Parties, within [***] after the Effective Date they shall each appoint and designate an alliance manager (together, the “Alliance Managers” and respectively “ReViral’s Alliance Manager” or “Licensee’s Alliance Manager”, as the case may be). Each Alliance Manager will be the primary point of contact for the other Party on all matters relating to the operation of this Agreement. They shall not have decision making powers, and will be appointed simply to assist liaison.

4.2	With effect from the Effective Date the Parties shall establish and run a Joint Steering Committee (“JSC”).

4.3	The JSC shall be organized as follows:

4.3.1

the JSC shall comprise [***] persons (“JSC Members”) and ReViral and Licensee respectively shall be entitled to appoint [***] JSC Members, to remove any JSC Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such JSC Member appointed by it. JSC Members must be appropriate for the primary function of the JSC in terms of their seniority, decision-making authority, availability, function in their respective organisation, training and experience and there will be a chairperson (“JSC Chairperson”) who will alternate between one of ReViral JSC Members and one of Licensee JSC Members [***]; and

4.3.2

Licensee and ReViral respectively shall each notify the other of any change in the identities of their JSC Members. Both sides shall use reasonable efforts to keep an appropriate level of continuity in representation. JSC Members may be represented at any meeting by another person designated in writing by the absent JSC Member; and

4.3.3

JSC shall hold meetings in person as frequently as the members of the JSC may agree shall be necessary, and otherwise by teleconference or a video-conference, but no less frequently than four (4) times each Year in total. Dates of meetings shall be agreed by the Parties not less than [***] days beforehand. Each Party shall submit the agenda items and associated materials that it wishes to be considered no later than [***] days prior to the meeting. The first meeting of the JSC will take place as soon as practicable after the Effective Date, but in no event later than [***] days after the Effective Date. Special meetings of the JSC may be called by any JSC Member upon written request to the then current chairman of the JSC; and

4.3.4

the venue for meetings of the JSC shall alternate between the premises of the Parties, or a location agreed by the Parties, if not held by teleconference or videoconference. Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with JSC meetings; and

4.3.5	no later than [***] days prior to each meeting of the JSC, each Party will provide the other with written copies of all materials that Party intends to present at the JSC meeting; and

4.3.6

the JSC shall have power to invite persons whose special skills or influence might advance the Development or Commercialisation of Licensed Product in the Territory, in confidence and upon behalf of the JSC, to attend and address meetings of the JSC. For the avoidance of doubt it is agreed that such persons shall not be JSC Members and shall not participate in the decision making process of the JSC; and

4.3.7

ReViral’s Alliance Manager shall record the minutes of each JSC meeting in writing. Such minutes shall be circulated by ReViral’s Alliance Manager to Licensee’s Alliance Manager no later than [***] Business Days following the meeting for review, comment and approval of Licensee. If no comments are received within [***] Business Days of the receipt of the minutes by Licensee’s Alliance Manager, then unless otherwise agreed by the Parties, they shall be deemed to be approved by Licensee. Furthermore, if the Parties are unable to reach agreement on the minutes within [***] days after the applicable meeting, the sections of the minutes that have been agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.

4.4	The JSC shall have the following purposes:

4.4.1	guide the overall Development strategy and Commercialization strategy of the Licensed Product in the Territory by Licensee, and for general liaison and communication between the Parties;

4.4.2	review and discuss the Clinical Trial protocol for the First Global Trial;

4.4.3	determine the Specifications for the Licensed Products;

4.4.4	review and discuss the Global Development Plan and any updates thereto, and determine whether to approve any elements or activities therein to be carried out in the Territory;

4.4.5	review and discuss Clinical Trial study designs and study protocols within the Global Development Plan;

4.4.6	discuss the participation of Licensee, Lian Affiliate, CRO or Sublicensee in the Global Development Plan;

4.4.7	review, discuss, and determine whether to approve the Territory Specific Development Plan and any updates thereto;

4.4.8

review and discuss the progress of Licensee’s and ReViral’s Development activities, including receiving the Interim Reports and Final Reports regarding the Parties’ activities under the Global Development Plan and Territory-Specific Development Plan, as applicable;

4.4.9	discuss material regulatory developments related to the Licensed Product in the Territory;

4.4.10	review and discuss the Commercialization Plan prepared by Licensee, and any updates thereto;

4.4.11

review and discuss Licensee’s material Commercialization activities for the Licensed Product in the Territory and ReViral’s material Commercialization activities for the Licensed Product outside of the Territory;

4.4.12	discuss additional Indications for any Licensed Product proposed by ReViral to be Developed and Commercialized;

4.4.13	discuss any Inventions relating to the Licensed Product arising out of either Party’s activities under this Agreement; and

4.4.14

shall perform such other functions and responsibilities as are given to it under the express provisions of this Agreement but shall have no authority to amend any terms of this Agreement or any matter that would cause any payments stated in this Agreement to be other than the amount of those terms as stated herein.

4.5

Conclusions and decisions of the JSC shall be made by unanimous agreement of the JSC Members wherever possible with Licensee JSC Members together having one vote on behalf of Licensee and ReViral JSC Members together having one vote on behalf of ReViral. Both Parties will use their reasonable efforts to build consensus. The JSC shall exercise this authority in good faith.

4.6

Any disputes among representatives at the JSC will be resolved by escalation to appropriate senior officers of Licensee and ReViral (the “Senior Officers”). To the extent the Senior Officers cannot reach agreement on the matter at hand, then (i) ReViral will have final decision-making authority over [***]; provided that [***], and (ii) Licensee will have final decision-making authority over (1) [***], except to the extent such matter [***]; (2) [***].

5.	DEVELOPMENT

5.1

ReViral will be in control of and lead global strategy and planning for the further global nonclinical and clinical Development of the Licensed Product [***], including the finalisation of formulations. ReViral will detail such global Development activities (the results of and data from which are intended to be used to obtain or maintain Regulatory Approval of the Licensed Product both in and outside the Territory) in a global Development plan (“Global Development Plan”). The Global Development Plan will be discussed by the JSC [***]. From time to time, ReViral may make updates to the Global Development Plan, provided that ReViral will submit such proposed updates to the JSC for review and discussion [***]. ReViral will be responsible for the study designs and study protocols for the Global Clinical Trial(s), in each case, subject to consultation with Licensee on Territory-specific issues through the JSC and the remainder of this Section 5.1. In addition, Licensee will have the right to participate in the Territory in Global Clinical Trials for the Licensed Product to be conducted by ReViral, subject to ReViral’s consent, not to be unreasonably withheld, and Licensee’s agreement to the study design and study protocols for such Global Clinical Trial and Global Development Plan. Licensee will have the right to determine the activities of Development to be conducted in the Territory by Licensee, its Affiliates, or its or their respective Sublicensees or CROs, including whether there are local clinical study sites in the Territory forming part of a Global Clinical Trial, whether to conduct separate Clinical Trials in the Territory that are not covered by a Global Clinical Trial, and, after considering in good faith ReViral’s suggestions, the countries and regions in the Territory where the clinical study sites will be located. Licensee will participate in the Pivotal Global Clinical Trials for the Licensed Product for the pediatric and elderly adult Indications unless either (i) prevented by Applicable Law or the requirements of any Regulatory Authority in the Territory or (ii) Licensee determines that such participation would not be reasonably likely to support the Regulatory Approval of the Licensed Product in the applicable Indication in the Territory and that Licensee must conduct a separate Clinical Trial in the Territory to obtain or maintain Regulatory Approval for the Licensed Product in the Territory. In the case of the Licensee proposing to conduct separate Clinical Trials in the Territory that are not covered by a Global Clinical Trial, the Licensee shall submit the study design and study protocols to the JSC for consideration and discussion, and shall, [***]. The Development activity to be carried out in the Territory by Licensee, its Affiliate or a CRO as determined by JSC, including the timeline and details of all major Development work (including all Clinical Trials, whether included in or separate from any Global Clinical Trial) to be conducted by or on behalf of Licensee to obtain and maintain Regulatory Approval of the Licensed Products in the Field in each country in the Territory will be set out in a written plan to be developed by Licensee (the “Territory-Specific Development Plan”), [***]. From time to time, Licensee may make updates to the Territory-Specific Development Plan, provided [***].

5.2

Licensee will be responsible for all Development Costs. To the extent that ReViral incurs any Development Costs in the performance of any Pivotal Global Clinical Trial for the Licensed Product in the Territory, ReViral shall invoice Licensee for reimbursement of the same as follows: within [***] after the end of each Calendar Quarter, ReViral shall prepare and submit to Licensee an invoice that reasonably details the actual Development Costs of such Pivotal Global Clinical Trial for such Calendar Quarter, and Licensee shall pay the undisputed amount of such invoice within [***] days after the receipt of such invoice.

5.3

For each Global Clinical Study in which Licensee participates (a) that is a Pivotal Global Clinical Trial pursuant to Section 5.1, (b) that targets either the pediatric Indication or elderly adult Indication, and (c) for which Licensee approves the study design and study protocol, Licensee will use Commercially Reasonable Efforts to enroll study patients in the Territory equal to [***] of the total study patients in such Pivotal Global Clinical Trial (the “Patient Commitment”). In the event Licensee joins such a Pivotal Global Clinical Trial, fails to enroll sufficient study patients in the Territory to meet the Patient Commitment (the “Licensee Shortfall”), and ReViral instead enrolls patients in such Pivotal Global Clinical Trial in lieu of Licensee in order to meet the Patient Commitment, then Licensee will reimburse ReViral for the number of patients representing the Licensee Shortfall that ReViral so enrolls in such Pivotal Global Clinical Trial (up to the Patient Commitment) based on [***].

5.4

Subject to the remainder of this Section 5 (including ReViral’s obligations in Section 5.5, to the extent Licensee’s performance of activities under the Territory-Specific Development Plan relies on ReViral’s performance of the Global Development Plan), Licensee shall use Commercially Reasonable Efforts to [***].

5.5	ReViral will use Commercially Reasonable Efforts to [***].

5.6

When ReViral believes the PTP has been achieved, it shall notify Licensee and, at the next scheduled meeting of the JSC, it shall provide to Licensee all relevant Licensed Know How relating to (i) non-clinical data including pharmacological, toxicological and metabolic data and results of all non-clinical studies relevant to the Licensed Product; (ii) clinical safety and efficacy data relating to the Licensed Product, including data analyses, study reports and information contained in protocols, filings or other submissions to and responses from ethical committees and Regulatory Authorities; and (iii) pharmacovigilance data. [***].

5.7	Technology Transfer and Exchange of Know How and Commercial Information

5.7.1

As promptly as practicable after the Effective Date, the Parties shall coordinate and agree to a technology transfer plan for ReViral to provide and transfer to Licensee the Licensed Know How (including associated Regulatory Documents) that is necessary or reasonably useful for Licensee to Exploit the Licensed Products in the Territory. For the avoidance of doubt, this Section 5.7.1 and the technology transfer plan contemplated hereby shall not address technology transfer in connection with any future technology transfer necessary to Manufacture Licensed Products. ReViral shall transfer such Licensed Know How to Licensee in accordance with such technology transfer plan, and Licensee shall cooperate with ReViral to facilitate the receipt of such transfer of Licensed Know How. On a Calendar Quarter basis during the Term, ReViral shall similarly disclose and transfer to Licensee, through the JSC or as otherwise agreed, all additional Licensed Know How and Regulatory Documents that have been generated since the previous meeting or transfer; provided that ReViral will promptly transfer to Licensee any Regulatory Documents requested by any Regulatory Authority in the Territory.

5.7.2

Upon Licensee’s reasonable request, ReViral shall also provide Licensee with reasonable technical assistance, including in connection with such initial technology transfer and reasonable access to ReViral’s technical personnel involved in the Development of the Licensed Products. The first [***] of such technical assistance shall be provided by ReViral without charge, provided that both Parties shall use reasonable efforts to complete the technology transfer as expeditiously as possible. If Licensee nominates any Third Party to participate in the receipt of such technical assistance, including any Affiliate or CRO, and this does not occur at the same time Licensee receives such technical assistance, each hour of technical assistance provided by ReViral shall count towards the [***] free assistance. Thereafter ReViral shall be compensated for all additional assistance at an FTE rate to be agreed between the Parties in good faith.

5.7.3

At the JSC meeting following the generation of any particular Commercial Information by ReViral, ReViral shall supply Licensee or its nominated Affiliate with the then-existing Commercial Information in the same manner as with Licensed Know-How not being Commercial Information.

5.8	Licensee Refusal to Participate

If ReViral notifies Licensee of its intention to conduct a Pivotal Global Clinical Trial for a Product in an Indication other than the first pediatric Indication or elderly adult Indication, then Licensee may either (a) elect to participate in such Pivotal Global Clinical Trial, subject to Licensee’s approval of the study design and study protocols and the relevant part of the proposed Global Development Plan for such Pivotal Global Clinical Trial as it relates to the Territory or (b) conduct a separate Clinical Trial within the Territory with respect to such Indication (to be detailed in the Territory-Specific Development Plan). In addition, if, under Applicable Law in the Territory, Licensee is neither required to participate in such Pivotal Global Clinical Trial nor to conduct a separate Clinical Trial within the Territory, in each case, in order to obtain Regulatory Approval of the Product in the applicable Indication, then ReViral will grant to Licensee a right of reference with respect to Regulatory Documents submitted by or on behalf of ReViral relating to such Pivotal Global Clinical Trial as necessary to support or maintain any existing or future Regulatory Approval for the Product in such Indication or any other Indication for which a Product has received Regulatory Approval in the Territory.

5.9	Development Records

Each Party shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of such Party hereunder, and all data and other Know How resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP).

5.10	Development Reports

Licensee shall keep ReViral reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development of the Licensed Products, including the preparation of Interim Reports and Final Reports in relation to its performance of activities set forth in the Territory-Specific Development Plan. ReViral shall keep Licensee reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development of the Licensed Products, including the preparation of Interim Reports and Final Reports in relation to its performance of activities set forth in the Global Development Plan. Without limiting the foregoing, the status, progress and results of the Development of the Licensed Products within and outside the Territory shall be discussed at meetings of the JSC. At least [***] before each regularly scheduled JSC meeting, each Party shall provide the JSC with a written report summarizing its respective Development activities and the results thereof, covering subject matter at a level of detail reasonably required by the JSC and sufficient to enable the other Party to determine compliance with the diligence obligations pursuant to Section 5.4 and Section 5.5, as applicable. In addition, each Party shall use reasonable efforts to make available to the other Party such additional information about its Development activities as may be reasonably requested from time to time.

6.	REGULATORY

6.1	General

The Territory-Specific Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals of the Licensed Products in the Field in each country and region in the Territory. Licensee shall be solely responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals of the Licensed Products in the Field in the Territory, which regulatory activities shall be performed at Licensee’s own cost and expense and in accordance with the regulatory strategy set forth in the Territory-Specific Development Plan. Through the JSC, Licensee shall keep ReViral informed of material regulatory developments related to the Licensed Products in the Territory, including any decision by any Regulatory Authority in the Territory regarding Regulatory Approval of the Licensed Products.

6.2	Regulatory Documents

Licensee shall provide ReViral with drafts [***] of all material Regulatory Documents within a reasonable time (in any event no less than [***] prior to submission for review and comment and shall consider in good faith any comments thereon received in a timely manner from ReViral, provided that, with respect to any Regulatory Documents required by Applicable Law to be filed in ReViral’s name in the Territory, Licensee will implement all timely comments received from ReViral thereon. In any event, Licensee may submit any Regulatory Document without regard to ReViral’s comments if such comments are not received by Licensee at least [***] (or such lesser period required by Applicable Law) prior to the submission due date or earlier if necessary to comply with the requirements of any Regulatory Authority in the Territory. Notwithstanding the foregoing, from time to time, the JSC may recommend to ReViral that no review or comment is necessary for certain categories of Regulatory Documents that are immaterial in nature, and ReViral may elect to waive its right to review and comment thereon in its sole discretion, provided further that: (a) on a quarterly basis at the regularly scheduled JSC meetings, Licensee shall inform the JSC of the Regulatory Documents it has received or submitted that have not been reviewed by ReViral as a result of such waiver by ReViral of its right to review the same; (b) ReViral shall have the right to request a copy of such Regulatory Documents at any time notwithstanding such waiver; and (c) ReViral shall have the right to rescind such waiver with respect to future Regulatory Documents at any time in its sole discretion. Licensee shall not make any statement in a regulatory filing for the Licensed Product in the Territory that ReViral demonstrates to Licensee is inconsistent with statements submitted or intended for submission by ReViral in regulatory filings outside for the Licensed Products of the Territory. In addition, Licensee shall notify ReViral of any [***] Regulatory Documents for the Licensed Products submitted to or received from any Regulatory Authority in the Territory and shall provide ReViral with copies thereof within [***] after submission or receipt (or such lesser period required by Applicable Law) and shall notify ReViral of any other material communication with any Regulatory Authority in the Territory regarding the Licensed Products within [***] after such communication (or such lesser period required by Applicable Law). If any such material Regulatory Document is not in the English language, Licensee shall also, [***], provide ReViral with an English summary at the time of provision. Upon ReViral’s reasonable request from time to time, Licensee will provide other Regulatory Documents in English, subject to the Parties’ agreement regarding cost-sharing and timing.

6.3	Regulatory Meetings

Licensee shall provide ReViral with reasonable (and in any event, to the extent practicable, no less than [***] advance notice of any substantive meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Products. Licensee shall lead such meeting or discussion; provided, however that, to the extent legally permissible and practicable [***]. In addition, if reasonably requested by Licensee [***], ReViral or its designee shall attend and participate in such meeting or discussion to actively assist in addressing questions regarding the Licensed Products that may be raised by the Regulatory Authority. Licensee shall provide ReViral with a written English summary of such meeting or discussion within [***] thereafter. At Licensee’s reasonable request, ReViral shall provide assistance in responding to or otherwise addressing questions raised by the Regulatory Authority during any such meeting or discussion, according to a timeline reasonably agreed by the Parties.

6.4	Regulatory Requests

As soon as possible but no later than [***] after receipt, Licensee shall provide ReViral any formal or informal requests received from any Regulatory Authority in the Territory related to the Licensed Products. Licensee shall manage preparation of a response to such requests; provided that, [***], ReViral or its designee shall provide assistance in preparing a response that addresses matters raised by the Regulatory Authority in such request, according to a timeline reasonably agreed by the Parties. Licensee shall submit all responses before the due date set by the Regulatory Authority.

6.5	Ownership of Regulatory Filings

All Regulatory Documents will be made in the name of and exclusively owned by Licensee or Lian Affiliate; provided, however, that, if Applicable Laws or Regulatory Authorities in a country or region in the Territory require Regulatory Documents to be filed in the name of and owned by ReViral, then Licensee will file such Regulatory Documents in the name of ReViral, with the understanding that ReViral will designate Licensee (or its Affiliate or designee) to be its sole authorized agent in such country or region in the Territory. If Applicable Laws or Regulatory Authorities in such country or region in the Territory later permit Licensee to file and own such Regulatory Documents in Licensee’s name, then ReViral will permit such Regulatory Documents then to be filed in the name of and exclusively owned by Licensee, and ReViral will cooperate with Licensee to assign and transfer such Regulatory Documents to Licensee.

6.6	Right of Reference

Subject to Section 5.8, each Party hereby grants to the other Party the right of reference to all Regulatory Documents pertaining to the Licensed Products in the Field submitted by or on behalf of such Party. Licensee may use such right of reference to ReViral’s Regulatory Documents in the Field solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and Pricing Approval of the License Products in the Field in the Territory. ReViral may use such right of reference to Licensee’s Regulatory Documents in the Field solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and Pricing Approval of the Licensed Products outside the Territory. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 6.6. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.6 and to give the other Party the benefit of the granting Party’s Regulatory Documents in the other Party’s territory as provided herein. Such actions may include (i) providing to the other Party copies of correspondence and communications received from the applicable Regulatory Authorities related to such Party’s application for Regulatory Approval of the Licensed Product in the Territory (if Licensee is the Party seeking Regulatory Approval) and of the Licensed Product outside of the Territory (if ReViral is the Party seeking Regulatory Approval), or (ii) providing the other Party with any underlying raw data or information submitted by the granting Party to the Regulatory Authority with respect to any Regulatory Documents Controlled by such granting Party or its Affiliates that relates to any Licensed Product.

6.7	Pharmacovigilance

No later than [***] days following the Effective Date, but in any event [***], the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products (the “Pharmacovigilance Agreement”), which agreement will provide for coordination and sharing of relevant safety information related to the Licensed Products between the Parties in order to facilitate prompt filing of accurate and consistent reports to Regulatory Authorities in compliance with Applicable Law. Each Party shall hold the primary responsibility for reporting adverse events and other safety data related to the Licensed Products in its territory to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Licensed Products, in each case, at its own cost and to the extent required by Applicable Laws. ReViral shall be responsible for the establishment and maintenance of a global safety database at its own cost and expense. Licensee may, at its own cost and expense, establish and maintain its own local safety database to store the safety information generated from the Development of the Licensed Products in the Territory, and to assure regulatory reporting compliance in the Territory. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and Sublicensees to comply with such obligations. Each Party will notify the other Party of any new planned Clinical Trials for any Licensed Product and the Parties will update the Pharmacovigilance Agreement to the extent necessary to comply with any applicable requirements set forth under Applicable Law or of any Regulatory Authorities related to adverse event reporting, drug safety, patient safety, pharmacovigilance, and risk management. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, each Party and its Affiliates, licensees, and Sublicensees will have the right to disclose information related to the safety of the Compounds or Licensed Products to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities. To the extent that there is a conflict between the terms of this Agreement and the terms of the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement will govern with respect to the subject matter set forth therein.

6.8	No Harmful Actions

If ReViral or Licensee believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could have a material adverse impact upon the regulatory status of any Licensed Product outside or inside the Territory (as the case may be), the concerned Party shall have the right to bring the matter to the attention of the JSC and the Parties shall promptly meet to discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Licensee shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall immediately notify ReViral of such order; (b) unless requested by Licensee, ReViral shall not communicate with any Regulatory Authority having jurisdiction within the Territory, unless so ordered by such Regulatory Authority, in which case ReViral shall immediately notify Licensee; and (c) Licensee shall not submit any Regulatory Documents or seek Regulatory Approvals for any Licensed Product outside the Territory and ReViral shall not submit any Regulatory Documents or seek Regulatory Approval for any Licensed Product inside the Territory without Licensee’s prior written consent.

6.9	Remedial Actions

Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Competent Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in the Territory shall be borne solely by Licensee.

6.10

Licensee or its Affiliate will have sole control over and decision-making authority with respect to responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Licensed Product in the Territory. The Parties, through the JSC, will collaborate to develop consistent responses to common inquiries. If ReViral receives questions about Licensed Product in a country in the Territory, then it will refer such questions to Licensee, and Licensee will have sole control over and decision-making authority with respect to responding thereto.

7.	MANUFACTURE AND SUPPLY

7.1

ReViral shall, either by itself or through its Affiliates or Third Party contract manufacturers, Manufacture and supply to Licensee, and Licensee shall purchase from ReViral, all of Licensee’s and its Affiliates’ and Sublicensees’ requirements for (i) CTM of the Licensed Product for use in Development and (ii) Licensed Products for use in Commercialization in the Field in the Territory (the “Territory Specific Supply”).

7.2	Supplies of CTM for use by the Licensee in Phase II Clinical Trials in the Territory shall be made under the terms set forth in this Section 7.2:

7.2.1

As part of the Territory-Specific Development Plan, Licensee shall prepare and provide ReViral at JSC with forecasts of Licensee’s requirement for CTM for Phase II Clinical Trials for the Licensed Products for the Territory as it changes from time to time but covering at least [***] in advance. The quantities detailed in each forecast constitute a good faith estimate of future requirement of Licensee and its Affiliates of CTM for Phase II Clinical Trials and do not comprise a minimum purchase requirement or a binding commitment on Licensee.

7.2.2

The Licensee shall pay ReViral Cost of Manufacture for CTM. ReViral shall invoice Licensee for such costs following delivery of such CTM to Licensee. ReViral’s invoices for CTM are due for payment no later than [***] following receipt of invoice. The CTM shall be delivered by ReViral to Licensee [***] accompanied by an associated certificate of conformity and certificate of analysis. [***]. Title and risk of loss and damage to CTM purchased by Licensee hereunder shall pass to Licensee [***].

7.2.3	The CTM supplied by ReViral under this Agreement shall be in compliance with the Specifications and GMP.

7.2.4

Licensee or its designated agent shall, within [***] following receipt of a shipment of CTM at Licensee’s warehouse in the Territory, carry out a Visual Inspection (as defined below) of such shipment and the associated certificate of conformity and certificate of analysis. If following Visual Inspection the Licensee determines i[***] that the shipment is defective or deficient it shall promptly notify the ReViral in writing rejecting the shipment and specifying in detail the reasons therefor (“Notice of Rejection”). If Licensee does not notify ReViral in this manner within such [***] day period, such shipment of CTM shall be deemed to have been accepted by the Licensee.

7.2.5	For the purposes of this Agreement, “Visual Inspection” shall mean:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***].

For the avoidance of doubt, Visual Inspection does not include [***].

7.2.6

Within [***] days after receipt by ReViral of a Notice of Rejection ReViral shall indicate in writing to Licensee whether ReViral is issuing a return authorisation or not. In the event that a return authorisation is so issued, Licensee shall return to ReViral at [***] expense the quantities of CTM in question and ReViral shall replace such quantities as soon as reasonably practicable thereafter.

7.2.7

If ReViral does not issue a return authorisation under Section 7.2.6 Licensee shall analyse samples from any batch of CTM rejected by Licensee for non-conformity with the Specifications or GMP within [***] days of issuance of the Notice of Rejection and shall present its findings with respect to such CTM to ReViral. If such findings seem to confirm non-conformity with the Specification or GMP, but ReViral disputes such findings it may request Licensee to submit some samples from the batch to an independent qualified laboratory nominated by ReViral, [***], to analyse such samples of CTM in question, and the definitive results of such laboratory shall be binding on the Parties. If ReViral accepts the Licensee’s findings or the laboratory confirms such findings, then ReViral shall supply to Licensee at [***]cost and expense a conforming batch in the same quantity as the rejected batch as soon as reasonably practicable thereafter. In such circumstances ReViral shall also [***] incurred by Licensee including shipping charges in relation to such non-conforming batch. The non-conforming CTM batch shall be held for ReViral’s disposition, or shall be returned to ReViral, in each case, [***], as directed by ReViral. In circumstances where the independent laboratory finds the batch to be conforming, the Licensee shall be deemed to have accepted the shipment, notwithstanding the Notice of Rejection.

7.2.8

Notwithstanding Licensee’s acceptance of CTM pursuant to Section 7.2.4, if the CTM did not conform to the Specifications, and if such nonconformity was not reasonably identifiable through the Visual Inspection, then Licensee may submit a Notice of Rejection to ReViral upon discovery of such nonconformity.

7.2.9

Notwithstanding the provisions of the last sentence of Section 7.2.7, if ReViral subsequently discovers facts causing it to have reasonable belief that any batch of CTM was defective in that it failed to meet Specification at the time of delivery, it may [***] appoint to an independent qualified laboratory nominated by ReViral, to analyse samples of the batch in question and give an opinion whether in the reasonable belief of the laboratory CTM the batch of CTM was indeed defective in that it failed to meet Specification at the time of delivery. The definitive results of such laboratory shall be binding on the Parties. The consequences of any such decision are as set out in Section 7.2.7.

7.2.10

As soon as reasonably practicable after the Effective Date, the Parties shall negotiate and execute a related quality agreement consistent with the terms and conditions of this Agreement governing the supply of CTM under this Agreement.

7.3

If ReViral fails to supply at least [***]of the CTM ordered by Licensee [***], then Licensee may by written notice to ReViral seek to take over responsibility for Manufacture of CTM. This shall not affect ReViral’s right under Section 7.4 to supply Licensee with the quantities of Licensed Product required for Phase III Clinical Trials in the Territory and Commercialization. Upon receipt of such notice ReViral shall, [***], as soon as reasonably practicable transfer or procure its contract manufacturer to transfer to Licensee or its nominee the Manufacturing Know How within Licensed Know How.

7.4

ReViral shall supply Licensee, any Affiliate or Sublicensee with the quantities of Licensed Product they require for the Phase III Clinical Trials to be conducted in the Territory, and for Commercialization in the Territory pursuant to a full, separate Manufacturing and supply agreement, covering supplies for the Phase III Clinical Trials in the Territory, and for Commercialization in the Territory (“Manufacturing and Supply Agreement”), along with a related quality agreement. No later than [***] months prior to the [***], the Parties will negotiate and agree in good faith the terms of the Manufacturing and Supply Agreement.

8.	COMMERCIALISATION

8.1

Licensee shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Licensed Products in the Field in the Territory, at Licensee’s own cost and expense, including developing and executing a commercial launch plan, product marketing and promotion, marketing access and pricing strategy, negotiating with Competent Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer support (including handling medical queries), and performing other related functions.

8.2

Licensee either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in each country of the Territory in which it or an Affiliate or Sublicensee receives Regulatory Approval and Pricing Approval.

8.3	Licensee will have sole authority for determining and establishing the price and terms of sale (including any rebates or discounts) of Licensed Product for each country in the Territory. [***].

8.4

Within [***] prior to the anticipated first launch of the Licensed Product in the Territory, Licensee will prepare a Commercialization Plan covering: [***]. The Commercialization Plan will be updated [***] by Licensee. The Commercialization Plan, and updates thereto, will be shared with ReViral via the JSC for comment and discussion.

8.5

The Parties shall collaborate with respect to the Commercialization of the Licensed Products across their respective territories. Through the JSC, ReViral shall keep Licensee reasonably informed of its plans (including any updates and amendment thereto) for the global Commercialization of the Licensed Products in sufficient detail for Licensee to make related updates to align Commercialization of the Licensed Products in the Territory with ReViral’s global Commercialization plans, provided that any such update will be in Licensee’s sole discretion.

8.6

The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Products across their respective territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties wish to jointly conduct any specific Commercialization activities for the benefit of the Licensed Products in both Parties’ territories, the Parties may negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.

8.7

Licensee or its Affiliates or Sublicensees will have sole authority, consistent with the Commercialization Plan, for the creation, preparation, production and reproduction of all promotional materials relating to Licensed Products in the Territory and for filing, as may be required, such promotional materials with Regulatory Authorities in the Territory.

8.8

Licensee shall not make any medical or promotional claims for any Licensed Product other than as permitted by Applicable Laws. When distributing information related to any Licensed Product or its use in the Territory (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Licensee must comply with all Applicable Laws in the applicable country in the Territory.

8.9

Licensee shall keep the JSC reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization activities with respect to the Licensed Products. Without limiting the foregoing, Licensee shall update the JSC at least [***] at each [***] regarding the Commercialization activities with respect to the Licensed Products in the Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Licensee’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Licensed Products in the Territory. In addition, Licensee shall make available to the JSC such additional information about its Commercialization activities as may be reasonably requested by the JSC from time to time.

9.	ECONOMICS

UPFRONT FEE

9.1	Licensee will pay to ReViral an upfront fee of [***] within [***] after the Effective Date following receipt by Licensee of an invoice therefor from ReViral.

DEVELOPMENT MILESTONE PAYMENTS

9.2	Licensee shall pay ReViral the following Development milestone payments on the occurrence of the following milestone events:

9.2.1	[***]:

(i)	[***]: [***]

(ii)	[***]: [***]

(iii)	[***]: [***]

(iv)	[***]: [***]

COMMERCIALIZATION MILESTONE PAYMENTS

9.3	The following one-time payments shall be paid by Licensee to ReViral in USD upon first achievement of the following Commercial sales milestone events:

9.3.1	[***]: [***];

9.3.2	[***]: [***];

9.3.3	[***]: [***];

9.3.4	[***]: [***].

9.4

Each of the milestone payments subject to Sections 9.2 and 9.3, shall only be payable by Licensee upon the first occurrence of the applicable event whenever it occurs. Upon the occurrence of the applicable event the milestone payment shall be payable even if more than one occurs in a Year. Such milestone payments are non-refundable in any circumstances whatsoever and are not creditable against the royalties due under Section 9.7.

9.5

ReViral shall report the occurrence of each milestone event under Sections 9.2.1(i) and 9.2.1(ii) to Licensee within [***] of its occurrence and at the same time shall invoice Licensee, which invoice shall be payable by Licensee within [***] of the occurrence after the milestone event.

9.6

Licensee shall report the occurrence of each milestone event under Sections 9.2.1(iii) and 9.2.1(iv) and 9.3 to ReViral within [***] after its occurrence and shall make the milestone payment to ReViral within [***] after Licensee’s receipt of an invoice therefor from ReViral.

ROYALTIES

9.7	Licensee will pay to ReViral royalties during the Royalty Term as set forth below:

royalty = A + B + C + D where:

A equals [***] of that portion of annual Net Sales of Licensed Product in the Territory, which, during the Calendar Year in question, is less than or equal to [***];

B equals [***] of that portion of annual Net Sales of Licensed Product in the Territory, which, during the Calendar Year in question, is greater than [***];

C equals [***] of that portion of annual Net Sales of Licensed Product in the Territory, which, during the Calendar Year in question, is greater than [***]; and

D equals [***] of that portion of annual Net Sales of Licensed Product in the Territory, which, during the Calendar Year in question, is greater than [***].

ROYALTY REDUCTIONS—NO VALID CLAIMS

9.8	In countries of the Territory where, during the Royalty Term, [***], then, subject to Section 9.11, the royalty rates set out in Section 9.7 shall be reduced by [***].

ROYALTY REDUCTIONS – GENERIC PRODUCTS

9.9	If there is market entry of a Generic Product in a country or region in the Territory [***], then subject to Section 9.11, the royalty rates set out in Section 9.7 shall be reduced by [***].

ROYALTY REDUCTIONS – THIRD PARTY IP

9.10

If Licensee pays license fees or other consideration to a Third Party to obtain rights to or a license under [***], then, subject to Section 9.11, Licensee will be entitled to deduct such license fees or other consideration paid by Licensee to such Third Party [***]. If Licensee pays license fees or other consideration to a Third Party to obtain rights to or a license under [***], then, subject to Section 9.11, Licensee will be entitled to deduct [***].

9.11

Notwithstanding the above, any royalty reduction made pursuant to Section 9.8, Section 9.9 or Section 9.10 shall in no event reduce the royalties due from Licensee to ReViral in any Calendar Quarter by [***], provided that, [***].

9.12

Within [***] of the end of each Calendar Quarter Licensee shall send to ReViral a written report setting out, on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis, (i) the amount of Net Sales in such country during such Calendar Quarter expressed in the local currency of that country; and (ii) the amount of the royalties due to ReViral in relation to such Calendar Quarter. Licensee shall make all payments to ReViral under this Agreement in USD. To convert the local currency amounts set out in the report to USD [***]. Upon receipt of such report ReViral shall invoice the Licensee for the royalties due and Licensee shall pay the same to ReViral within [***] of Licensee’s receipt of such invoice.

9.13

The Licensee shall and shall cause its Affiliates, Sublicensees and distributors to keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all payments due to ReViral under this Section 9 (“Payments”) for a minimum period of [***] after the time of the generation. Upon timely request by ReViral it shall have the right to instruct an independent accountant to perform an audit as it reasonably necessary to enable such accountant to report to ReViral whether or not Licensee’s calculation of the Payments due to ReViral were calculated correctly in accordance with this Agreement on the following basis:

9.13.1

such accountant shall be given access to and shall be permitted to examine and copy such books and records of both the Licensee and any of its Affiliates, Sublicensees or distributors upon [***] notice having been given by ReViral;

9.13.2

prior to any such examination taking place, such accountant shall undertake to Licensee or a Sublicensee or distributor as appropriate that it shall keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person other than ReViral and shall only use the same for the purpose of the reviews and calculations that they need to perform in order to issue the report to ReViral;

9.13.3	any such audit shall occur no more frequently than [***] per Calendar Year and will not go back over records more than [***] unless a discrepancy is found;

9.13.4	Licensee, its Affiliates, Sublicensees and distributors shall make available personnel to answer queries on all books and records required for the purpose of the report; and

9.13.5

if the report indicates that Licensee’s prior reports to ReViral of the amount of Payments were inaccurate, then ReViral shall notify Licensee of the accountant’s calculations and within thirty (30) days of receipt of these by Licensee it shall notify ReViral whether or not Licensee agrees with the accountant’s calculation.

9.13.6

if Licensee notifies its agreement with the calculation within the [***], then the amount calculated by the accountant shall be used for purposes of calculating any monies owed by Licensee to ReViral (in the event of an underpayment) or ReViral to Licensee (in the event of an overpayment). In the event of an underpayment, ReViral shall invoice Licensee for any balance due and Licensee shall pay the same within [***]. In the event of an overpayment, Licensee will credit the amount of such overpayment against future Payments to ReViral or, if no additional Payments are owed, then Licensee shall invoice ReViral for any balance due and ReViral shall pay the same within [***]. The cost of the accountant shall be the responsibility of ReViral unless the calculation shows that Licensee’s previous figures to be inaccurate by more than [***].

9.13.7

If Licensee notifies its disagreement with the calculation within the [***] period and within [***] after such notice the parties have not agreed about the calculation, either Party may refer the items in dispute to a partner of at least ten (10) years qualified experience at an independent, internationally recognised, public accounting firm for final and binding resolution. Such person appointed shall act on the following basis:

(1)	[***];

(2)	[***];

(3)

Licensee and ReViral shall each provide such person with all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

(4)	the decision of such person is, in the absence of fraud or manifest error, [***]; and

(5)	[***].

9.14	All payments made to ReViral under this Agreement shall be made by wire transfer to the account of ReViral or any other bank account that may be notified by ReViral to Licensee from time to time.

9.15

All payments to be made hereunder are exclusive of any applicable taxes, including withholding taxes and value-added taxes. In the event any withholding, value added, or other tax (including any tax based on income to ReViral) is required to be withheld and deducted from payments by Licensee under Applicable Laws, Licensee will make such deduction and withholding and will pay the remainder to ReViral, any amounts so withheld and deducted will be remitted by Licensee on a timely basis to the appropriate Competent Authority, and Licensee will be deemed to have fulfilled all of its payment obligation to ReViral with respect to such payments.

9.16

If Licensee fails to make any payment due to ReViral hereunder on the due date for payment and the payment is not in dispute between the parties, or the dispute has not been resolved, without prejudice to the other right or remedy available to ReViral, ReViral shall be entitled to charge Licensee interest (both before and after judgment) on the amount unpaid at the annual rate of [***] computed from the date such payment was due until the date Licensee makes the payment.

10.	INTELLECTUAL PROPERTY

10.1	Disclosure and Ownership of new Inventions and Know How

10.1.1

Each Party shall [***] disclose to the other Party, [***], the making, conception, or reduction to practice of any Inventions relating to the Licensed Product arising when conducting any activities pursuant to this Agreement.

10.1.2

All right, title and interest in any and all Inventions (and all Patents and all Know How embodied in such Inventions) shall be owned by the Party or the Parties based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors. Each Party shall require any such agents and contractors to assign to such Party all right, title and interest in and to such Inventions. The Parties shall jointly own any Invention that is made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates (“Jointly Owned Inventions”). Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit any Jointly Owned Inventions without the duty of accounting or seeking consent from the other Party.

10.1.3

Subject to Section 10.1.2 all right, title and interest in and to any Know How generated by a Party, its Affiliates, licensees or contractors pursuant to activities carried out under this Agreement shall be owned by such Party.

10.2	Patent Prosecution

10.2.1

As between the Parties, ReViral shall have the first right (but not the obligation) to file, prosecute and maintain all Licensed Patents and Patents claiming Jointly Owned Inventions, if any throughout the world. For clarity, this shall include all filings for patent term extension. On a Quarterly basis and within [***] after the receipt of [***].

10.2.2

ReViral shall consult with Licensee and keep Licensee reasonably informed of the status of the Licensed Patents in the Territory and shall promptly provide Licensee with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, ReViral shall promptly provide Licensee with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to the Licensed Patents for Licensee’s review and comment reasonably in advance of the submission of such proposed filings and correspondences. ReViral shall confer with Licensee and consider in good faith Licensee’s reasonable business interests and incorporate Licensee’s reasonable comments thereon prior to submitting such filings and correspondences in the Territory, provided that [***] shall provide such comments within [***] of receiving the draft filings and correspondences from ReViral.

10.2.3

ReViral shall notify Licensee of any decision to cease prosecution or maintenance of any Licensed Patents in the Territory. ReViral shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent in the Territory. In such event, ReViral shall permit Licensee, at its discretion and at its sole expense, to continue prosecution or maintenance of such Licensed Patent in the Territory. Licensee’s prosecution or maintenance of such Licensed Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent other than as expressly set forth in this Section 10.2.3. If Licensee makes such election to continue prosecution and maintenance, then ReViral shall (and shall cause its patent attorneys to) promptly transfer all applicable patent prosecution files (but, for clarity, not the ownership of the Licensed Patent) to Licensee or its designee.

10.2.4

[***] any available patent term extensions or supplementary protection certificates with respect to any Patents (“Patent Term Extensions”), in each country and region [***]. [***] shall have final decision-making authority with regard to the filing of Patent Term Extensions for the Licensed Patents in the Territory. Licensee agrees to consider in good faith any comments of ReViral as to whether to file any such Patent Term Extension. ReViral shall cooperate with Licensee with regard to obtaining Patent Term Extensions and shall provide to Licensee prompt and reasonable assistance as requested by Licensee, [***], including by taking such action as may be required of the patent holder under any Applicable Laws to obtain such Patent Term Extension.

10.2.5

Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 10.2, including providing any necessary powers of attorney and executing any other required documents or instruments relating to such prosecution.

10.2.6

For avoidance of doubt, Licensee shall have the sole right to file, prosecute and maintain all Licensee Patents (but excluding Patents claiming Jointly Owned Inventions, if any), at Licensee’s own cost and expense.

10.3	Patent Enforcement

10.3.1

Each Party shall promptly notify the other Party if it becomes aware of any suspected, threatened, or actual infringement by a Third Party of any of the Licensed Patents, which infringement adversely affects or could reasonably be expected to adversely affect the Licensed Products in the Territory, or any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory (collectively “Product Infringement”).

10.3.2

As between the Parties, Licensee shall have the first right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate. If Licensee does not bring such legal action or take any other reasonable action within [***] after the notice provided pursuant to Section 10.3.1 (or such shorter time period as may be required to avoid material prejudice to such action), then ReViral shall have the right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate.

10.3.3

At the request and expense of the Party bringing an action under this Section 10.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. In connection with any such enforcement action, the enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents without the prior written consent of the other Party. The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.

10.3.4

Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party, provided that, [***].

10.3.5

ReViral shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement that is not a Product Infringement or that is outside the Territory, in each case, at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.

10.4	Infringement of Third Party Rights

10.4.1

Each Party shall bring to the attention of the other Party any Relevant Third Party Patent Right that it discovers where it believes that the conduct of Development, Manufacture, or Commercialisation of Licensed Products in a country or region of the Territory or outside the Territory would infringe the Relevant Third Party Patent Right. [***].

10.4.2	[***].

10.4.3	[***].

10.4.4

If the Development, Manufacture or Commercialization in the Territory of any Licensed Product or other activity of either of the Parties pursuant to the Agreement is alleged by a Third Party to infringe a Third Party’s Patents, the Party becoming aware of such allegation shall promptly notify the other Party. If any such allegation subsequently results in the Third Party bringing infringement proceedings, Licensee has the first right, but not the obligation, to control any defense of any such claim involving alleged infringement of Third Party Patents by Licensee’s activities under this Agreement, at its own expense and by counsel of its own choice. ReViral shall provide reasonable assistance to Licensee for such defence and shall join in any such action if reasonably required by Licensee in order to defend such claim or to assert all available defences and claims, and shall cooperate reasonably with the Licensee.

10.4.5

With regard to any information (including materials) disclosed pursuant to this Agreement by one Party to the other Party regarding intellectual property rights owned or Controlled by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the Development, Manufacturing, or Commercialization of any Licensed Product, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Development, Manufacturing, or Commercialization of any Licensed Product. Accordingly, the Parties agree that all such information obtained by one Party from the other Party will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any information, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

10.5	Patent Marking

Licensee shall mark the Licensed Products sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Laws, Licensee shall indicate on the product packaging, advertisement and promotional materials that the Licensed Products are in-licensed from ReViral.

10.6	Trademarks

10.6.1

Licensee may use the ReViral Trademark in relation to the Commercialisation of Licensed Product in the Territory and will make such determination in good faith and in consultation with ReViral through the JSC. The use by Licensee of the ReViral Trademark shall not constitute or imply any assignment or transfer of the ReViral Trademark or any goodwill associated therewith. Any goodwill accrued in connection with the use of the ReViral Trademark shall accrue solely to the benefit of ReViral. Licensee shall ensure that each reference to and use of the ReViral Trademark by Licensee in promotional materials is acceptable to ReViral and is accompanied by an acknowledgement that the ReViral Trademark is owned by ReViral and used by Licensee under licence.

10.6.2

Licensee acknowledges that ReViral may develop a global branding strategy for the Licensed Products and adopt key distinctive colors, logos, images, symbols, and trade dress to be used in connection with the Commercialization of the Licensed Products throughout the world (such branding elements, collectively, the “Global Brand Elements”). ReViral shall own all rights in the Global Brand Elements and shall register and maintain the Global Brand Elements in any country in the world as it determines reasonably necessary, at ReViral’s own cost and expense. Subject to Section 10.6.4, Licensee, its Affiliates and Licensees shall use reasonable efforts to Commercialize the Licensed Products in the Territory using the Global Brand Elements in a manner consistent with ReViral’s global branding strategy for the Licensed Products.

10.6.3

In circumstances where under local Applicable Law in a country or region of the Territory Licensee or its Affiliate is required to own the Trademark as part of holding Regulatory Approval for the Licensed Product in such country, Licensee shall supply ReViral with proof of this, and in such case the ReViral shall assign the ReViral Trademark in such country or region to Licensee or the Affiliate as relevant. Thereafter, Licensee shall be responsible, at its own cost and expense, for prosecution and maintenance of the ReViral Trademark in the Territory.

10.6.4

In circumstances where Licensee determines in good faith that it would not be appropriate to Commercialize the Licensed Product under the ReViral Trademark in a given country in the Territory, Licensee or an Affiliate as relevant may register a different trademark in such country in their name (“Licensee Trademark”).

10.6.5

Licensee shall not directly or indirectly challenge the validity of the ReViral Trademark and shall not aid or assist third parties to do so. ReViral shall not directly or indirectly challenge the validity of the Licensee Trademark and shall not aid or assist third parties to do so. Whatever use Licensee makes of the ReViral Trademark shall inure to the sole and exclusive benefit of the Licensed Product in accordance with this Agreement.

10.6.6

Neither Party shall use the other Party’s corporate name, or use any trademarks of the other Party (other than the ReViral Trademark or Licensee Trademark) in connection with any promotional materials or publication without the other Party’s prior written consent, which shall not be unreasonably withheld. The above restriction will not apply to representations that Licensee is the exclusive licensee of ReViral for the Licensed Product in the Territory.

10.6.7

In the case of infringement or misuse of the ReViral Trademark in the Territory, if ReViral fails to initiate proceedings within [***] of Licensee’s delivery of notice to ReViral identifying the infringement, Licensee may give ReViral notice requesting ReViral to take such proceedings within [***] of the date of this second notice. If ReViral fails to initiate such proceedings within such period, Licensee shall be entitled to do so at its own cost and expense in which case it shall have sole conduct of any claim or proceedings. ReViral shall, and shall procure that its Affiliates shall, reasonably assist and cooperate with Licensee in any such claim, provided that

[***]. Such reasonable assistance and cooperation of ReViral and its Affiliates shall include the execution of such documents and the performance of such other acts as may be reasonably required to facilitate such claim, including such documents and acts that may, upon Licensee’s request, be required for the registration of the Licensee as exclusive licensee of the ReViral Trademark in the Territory at the trademark office in the relevant countries of the Territory. Licensee shall have sole right to settle such proceedings provided such settlement does not adversely affect ReViral’s rights and interests outside of the Territory, and shall be entitled to retain any financial payment awarded in such proceedings or agreed in any such settlement for its own account.

11.	CONFIDENTIALITY

11.1

Licensee and ReViral, on behalf of themselves and their respective directors, officers, employees, agents, advisors, consultants and Affiliates (“Representatives”), undertake that during the Term and for [***] after the expiration or any termination of the Agreement for any reason: (i) all Confidential Information shall be treated in confidence by Recipient Party Representatives and shall only be used by Recipient Party Representatives or furnished to any third party for purposes consistent with the Agreement and (ii) Recipient Party Representatives shall treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Recipient Party uses for its own similar information, and in any event shall take reasonable and appropriate precautions to observe confidentiality of, and not disclose, the Confidential Information. Recipient Party shall take all commercially reasonable measures to ensure that Representatives other than itself observe strict secrecy in respect of any of the Confidential Information and that disclosure to such Representatives is limited to only those persons who have a need to know same for the purpose of performing the Agreement. Representatives who are not employees of Licensee or an Affiliate must be obligated to substantially the same extent as set forth in this Section 11.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.

11.2

ReViral shall be considered the Disclosing Party and Licensee the Recipient Party with respect to the Licensed Know How and, to the extent Confidential Information, Regulatory Documents within the Licensed IPR; Licensee shall be considered the Disclosing Party and ReViral the Recipient Party with respect to the Licensee Know How and, to the extent Confidential Information, Regulatory Documents within the Licensee IPR; and each Party will be considered a Disclosing Party and a Recipient Party with respect to the terms and conditions of this Agreement.

11.3	The following information shall not be Confidential Information, and the obligations set out in Section 11.1 shall not apply to such information, if the Recipient Party can show such information:

11.3.1	was generally available in the public domain at the time it was disclosed to the Recipient Party or subsequently came into the public domain through no fault of the Recipient Party;

11.3.2

was known to the Recipient Party at the time it was disclosed and either (i) the person that was the source of such Confidential Information had itself received it from the Disclosing Party but under no obligation of confidence to the Disclosing Party; or (ii) the person that was the source of such Confidential Information was an independent third party, with no connection or relationship with the Disclosing Party, and had generated the Confidential Information independently;

11.3.3

is subsequently disclosed to the Recipient Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party;

11.3.4

is developed by the Recipient Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

11.4

For clarity, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient party unless the combination is in the public domain or in the possession of the recipient party.

11.5	Notwithstanding the above obligations of confidentiality and non-use, a Recipient Party may:

11.5.1

disclose Confidential Information of the Disclosing Party to: (i) such Recipient Party’s Affiliates, licensees and Sublicensees; and (ii) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, and advisors of the Recipient Party and its Affiliates, licensees, and Sublicensees, in each case ((i) and (ii)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Affiliates, licensees, and Sublicensees, and its and its Affiliates’, licensees’, and Sublicensees’ respective employees, directors, officers, agents, consultants, attorneys, accountants, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 11 (as if such Affiliates, licensees, Sublicensees, employees, directors, officers agents, consultants, advisors, attorneys, accountants, banks, investors, and contractors were Parties directly bound to the requirements of this Section 11); and

11.5.2

disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

11.5.3

disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with Applicable Laws, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange; provided, to the extent possible bearing in mind such Applicable Laws and subject to the next subsequent sentence of this Section 11.5.3, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure [***] in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, which the disclosing Party will consider in good faith. If the compliance with an Applicable Law requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant Competent Authority and shall provide the other Party with a copy of the proposed filings at least [***] prior to filing for the other Party to review and comment on any such proposed redactions, and the filing Party will consider such comments in good faith. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 11.5.3 in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Section 11 with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Competent Authority), to ensure the continued confidential treatment of such Confidential Information. Each Party agrees that it will obtain its own legal advice with regard to its compliance with Applicable Laws and will not rely on any statements made by the other Party relating to such Applicable Laws; and

11.5.4

disclose Confidential Information: (i) to its actual or potential investment bankers; (ii) to existing and potential investors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, (sub)license, debt transaction, or collaboration; and (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 11 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

11.5.5	disclose Confidential Information to its legal advisers for the purpose of seeking advice.

11.6

Notwithstanding anything to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.5.2 or Section 11.5.3 then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

11.7

Nothing in this Section 11 will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the United States or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

11.8

Nothing in this Section 11 restricts either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever, subject always to the rights granted in this Agreement and provided always that Licensee shall not under any circumstances publish the results of any Clinical Studies on Licensed Product without the prior written approval of the ReViral.

11.9

Notwithstanding anything to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know How that is retained in the unaided memory of any authorized representative of the Recipient Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the Recipient Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

11.10

Other than the press releases pertaining to this transaction that the Parties have agreed upon and attached as Exhibit F to this Agreement and save as permitted in Section 11.5 neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior written consent of the other. No such public announcements or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Party.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

BY REVIRAL

12.1	ReViral makes the following representations, warranties and covenants at the Effective Date:

12.1.1	ReViral is duly organized and validly existing under the laws of England and Wales and has full corporate power and authority to enter into the Agreement and to carry out its provisions.

12.1.2

ReViral is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on ReViral’s behalf has been duly authorized to do so by all requisite corporate action.

12.1.3

The Agreement is a legal and valid obligation binding upon ReViral and enforceable in accordance with its terms (subject to the applicable laws of bankruptcy and moratorium). The execution, delivery and performance of the Agreement by ReViral will not (i) be prevented or impaired by any agreement, instrument or understanding, oral or written, to which ReViral or is Affiliates is a party or by which they are bound; or (ii) violate any Legal Requirement to which they are subject.

12.1.4

ReViral is not aware of any action, suit, inquiry, investigation or proceeding instituted by any Competent Authority or by any other person or Licensee that might question or threaten the validity of the Agreement.

12.1.5	Except as disclosed in the Disclosure Letter:

(a)

ReViral is the sole owner of the entire right, title and interest in and to the Licensed Patents and Licensed Know How existing at the Effective Date and ReViral has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, licensed, transferred, conveyed or otherwise encumbered its right, title or interest in or to such Licensed Patents or Licensed Know How for the Territory (including by granting any covenant not to sue with respect thereto). There are no Patents or Know How owned but not Controlled by ReViral or any of its Affiliates that would constitute Licensed Patents or Licensed Know How, as applicable, if Controlled by ReViral or its Affiliate. The conception, development and reduction to practice of the Licensed Patents and Licensed Know How existing as of the Effective Date have not constituted or involved, nor has any Person alleged, the misappropriation of trade secrets or other rights or property of any Person;

(b)

The Patent List sets forth a complete and accurate list of all Patents existing as of the Effective Date that are Controlled by ReViral relating to the Licensed Product in the Territory which as of the Effective Date are necessary or reasonably useful for Licensee to perform its obligations hereunder and enjoy the benefit of the licenses and rights granted to it hereunder;

(c)

[***] (i) all Licensed Patents are being diligently prosecuted in the respective patent offices in accordance with Applicable Law; ReViral and its Affiliates have presented all references, documents, or information for which it and the inventors had a duty to disclose under the Applicable Law, including 37 C.F.R. 1.56 or its foreign equivalent, to the relevant patent examiners at the relevant patent offices for each Licensed Patent; (ii) the inventorship of the Licensed Patents is properly identified on each issued patent or patent application in the

Licensed Patents; and (iii) all fees required to be paid by ReViral in any jurisdiction in the Territory order to maintain the Licensed Patents have been timely paid and such Licensed Patents are subsisting and, [***] , the claims of all issued, unexpired Licensed Patents are valid under applicable patent laws and ReViral is not aware of any reason why those claims would not be enforceable under applicable patent laws;

(d)

Licensee has been provided copies of all patent searches relating to the Licensed Patents to investigate freedom to operate that have actually been undertaken by ReViral or its Affiliates prior to the Effective Date;

(e)	[***], there is no current unauthorized use, infringement, or misappropriation of any Licensed IPR by any Third Party;

(f)

No notification has been received by ReViral or its Affiliates of any claim or litigation brought (and no such claim has been brought) or threatened in writing by any Person (i) challenging the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Patent (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court), (ii) alleging that the disclosing, copying, making, licensing, assigning or exploiting of Licensed IPR in the Territory violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person;

(g)

To the extent permissible under Applicable Law, (i) all employees, agents, consultants, contractors or other representatives of ReViral or its Affiliates performing activities under this Agreement are under an obligation to assign all rights, title, and interests in and to their Inventions and other Know How, whether or not patentable, and intellectual property therein, to ReViral or its Affiliates as the sole owner thereof; (ii) Licensee will have no obligation to contribute to any remuneration of any inventor employed or previously employed by ReViral or any of its Affiliates in respect of any such Inventions and other Know How and intellectual property therein that are so assigned to ReViral or its Affiliate(s); and (iii) ReViral will pay all such remuneration due to such Inventions and other Know How and intellectual property rights therein;

(h)

[***], the practice by Licensee under the Licensed IPR or the Exploitation by Licensee or ReViral (or their respective Affiliates or Sublicensees) of any Licensed Product, in each case, as contemplated under this Agreement in the Territory, will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party;

(i)

ReViral has taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know How that constitutes trade secrets under Applicable Law. [***], the Licensed Know How existing at the Effective Date has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality;

(j)	ReViral and its Affiliates have conducted all Development of Compounds and Licensed Products in accordance with all Applicable Law in all material respects;

(k)	As of the Effective Date, ReViral maintains Control over all Regulatory Documents pertaining to the Licensed Products in the Field;

(l)

ReViral has furnished or made available to Licensee or its agents or representatives (i) all information requested by Licensee, (ii) all material (as determined by ReViral in its reasonable discretion) safety and efficacy data existing as of the Effective Date, and (iii) all material (as determined by ReViral in its reasonable discretion) Regulatory Documents and other material correspondence with Regulatory Authorities, in each case ((i) through (iii)), concerning the Licensed Product (in each case in the form being Developed by ReViral or any of its Affiliates as of the Effective Date); and

(m)

(i) [***], there are no scientific or technical facts or circumstances that have not been disclosed to Licensee, and that would adversely affect the scientific, therapeutic, or commercial potential of the Licensed Product; (ii) there is nothing within ReViral’s Control that has not been disclosed to Licensee and that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Documents; and (iii) [***], there are no safety, efficacy, or regulatory issues that would preclude Licensee from Exploiting the Licensed Products in the Territory in compliance with the Applicable Law.

BY THE LICENSEE

12.2	Licensee makes the following representations, warranties and covenants as of the Effective Date:

12.2.1

Corporate Power. Licensee is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into the Agreement and carry out the provisions of the Agreement.

12.2.2

Due Authorization. Licensee is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on Licensee’s behalf has been duly authorized to do so by all requisite corporate action.

12.2.3

Binding Agreement. The Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms (subject to the applicable laws of bankruptcy and moratorium). The execution, delivery and performance of the Agreement by Licensee will not (i) be prevented or impaired by any agreement, instrument or understanding, oral or written, to which Licensee or is Affiliates is a party or by which they are bound; or (ii) violate any Legal Requirement to which they are subject.

12.2.4

Validity. Licensee [***] any action, suit, inquiry, investigation or proceeding instituted by any Competent Authority or by any other person or Licensee that might question or threaten the validity of the Agreement.

12.2.5

To the extent permissible under Applicable Law, (i) all employees, agents, consultants, contractors or other representatives of Licensee or its Affiliates performing activities under this Agreement are under an obligation to assign all rights, title, and interests in and to their Inventions and other Know How, whether or not patentable, and intellectual property therein, to Licensee or its Affiliates as the sole owner thereof; (ii) ReViral will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Licensee or any of its Affiliates in respect of any such Inventions and other Know How and intellectual property therein that are so assigned to Licensee or its Affiliate(s); and (iii) Licensee will pay all such remuneration due to such Inventions and other Know How and intellectual property rights therein

12.3	Each Party additionally represents and warrants to the other Party that, as of the Effective Date:

12.3.1

neither such Party, its Affiliates, nor any director, officer, employee, agent or shareholder of any such person (“Official”), has made any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action that would violate any Anti-Bribery Law to which it is subject;

12.3.2

it has or will promptly institute and maintain policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with any Anti-Bribery Law to which it is subject in particular as regards interactions with healthcare professionals and provides regular training to its employees on such policies and procedures;

12.3.3

during the past [***], it has not received any written communication indicating or alleging that any Official is or may be in violation of any Anti-Bribery Law, or that any Official is or may be subject to any investigation or inquiry by a Competent Authority related to any Anti-Bribery Law, and [***] no such investigation or inquiry is pending or threatened.

12.4	Each Party covenants and agrees that:

12.4.1

it will not utilize in connection with the Development or Commercialization of the Licensed Product any person or entities that are debarred by the FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335) or any similar legislation in the Territory;

12.4.2

neither such Party, its Affiliates, nor any director, officer, employee, agent or shareholder of any such person (“Official”), will make any unlawful bribe, rebate, payoff, influence payment or kickback or take any other action that would violate any Anti-Bribery Law to which it is subject; and

12.4.3

it will maintain policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with any Anti-Bribery Law to which it is subject in particular as regards interactions with healthcare professionals, and will provide regular training to its employees on such policies and procedures.

12.4.4	Should Licensee breach the covenants of this Section 12.4 at any time, such breach shall constitute a material breach of this Agreement.

12.5

EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.6

Except with respect to (i) claims for gross negligence or wilful misconduct, (ii) breaches of Section 3, Section 11, or Section 12.1.5(a), and (iii) Third Party claims the subject of Sections 13.1 and 13.2, neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

12.6.1	of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

12.6.2

an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

12.7

Nothing in this Agreement shall be taken to exclude or limit either Party’s liability to the extent that such liability cannot be excluded or limited in law including for fraud or fraudulent misrepresentation.

13.	INDEMNITY AND INSURANCE COVER

13.1

Except as otherwise provided in Section 13.2, Licensee shall defend, indemnify and hold ReViral, its Affiliates and their directors, officers, employees and agents (each, a “ReViral Indemnitee”) harmless from and against any Losses resulting from any Third Party claims, suits, actions or demands to the extent such Losses arise directly or indirectly out of: (i) the breach by Licensee of any of its representations, warranties, or covenants under this Agreement; (ii) the gross negligence or wilful misconduct of Licensee or its Affiliate or Sublicensee, or any officer, director, employee, agent, or representative thereof; or (iii) any claims of any nature arising out of the Exploitation of any Licensed Product by or on behalf of Licensee (other than by any ReViral Indemnitee), including any claim based on alleged or actual bodily injury or death or other product liability type claims resulting from the use of the Licensed Product in the Territory including Losses that are specifically and proximately due to intrinsic defects or defects in the Licensed Product, but excluding Losses to the extent due to manufacturing defects existing in CTM when it is delivered to Licensee, its Affiliate or Sublicensee by or on behalf of ReViral under Section 7, as these Losses are the subject of Section 13.2.

13.2

ReViral shall defend, indemnify and hold Licensee, its Affiliates and their directors, officers, employees and agents (each, a “Licensee Indemnitee”) harmless from and against any Losses resulting from any Third Party claims, suits, actions or demands to the extent such Losses arise directly or indirectly out of: (i) the breach by ReViral of any of its representations, warranties, or covenants under this Agreement; (ii) any claims of any nature arising out of any Exploitation of any Licensed Product by or on behalf of ReViral; (iii) the gross negligence or wilful misconduct of ReViral or its Affiliate or Sublicensee, or any officer, director, employee, agent, or representative thereof; or (iv) any claim based on alleged or actual bodily injury or death or other product liability type claims resulting from use of the Licensed Product in the Territory to the extent due to manufacturing defects existing in CTM when it is delivered to Licensee, its Affiliate or Sublicensee by or on behalf of ReViral under Section 7.

13.3

An indemnified person under Sections 13.1 or 13.2 (“Indemnified Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice of any Loss or discovery of any relevant Third Party claim (“Third Party Claim”) upon which such Indemnified Party intends to base a request for indemnification (an “Indemnification Claim Notice”). Where required the Indemnifying Party shall promptly send a copy of the Indemnification Claim Notice to its relevant insurers and shall permit them to exercise their rights of subrogation and hereafter in this Section 13.3 “Indemnifying Party” shall be deemed to include any such insurers. Failure by an Indemnified Party to give an Indemnification Claim Notice as provided in this Section 13.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by a Party to this Agreement or its insurers, provided that a Party can make a claim on behalf of its Indemnitees.

13.4	The obligations of an Indemnifying Party under this Section 13 shall be governed by and contingent upon the following:

13.4.1

At its option, the Indemnifying Party may assume control of the defense of any Third Party Claim (which, for the avoidance of doubt, shall include the conduct of all dealings with such third party) by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.

13.4.2	Upon the assumption of the control of the defense of a Third Party Claim by the Indemnifying Party:

(a)

subject to the provisions of Section 13.4.3, it shall have the right to and shall assume sole control and responsibility for dealing with the third party and the Third Party Claim, including the right to settle the claim on any terms the Indemnifying Party chooses, but at all times in accordance with the provisions of Section 13.4.5;

(b)	if it chooses, the Indemnifying Party may appoint as counsel in the defense of the Third Party Claim any law firm or counsel reasonably satisfactory to the Indemnified Party; and

(c)

except as expressly provided in Section 13.4.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

13.4.3

If the Indemnifying Party chooses not to control the defense of any Third Party Claim, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld).

13.4.4	Without limiting the remainder of this Section 13.4, the Party not controlling the defense of a Third Party Claim may participate therein at its own expense.

13.4.5

The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

13.4.6

The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion)), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).

13.4.7

The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement or other disposition of Losses by an Indemnified Party under such a Third Party Claim that is reached without the written consent of the Indemnifying Party not to be unreasonably withheld or delayed.

13.4.8

Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defence under Section 13.4.3 or Section 13.4.5 shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.5	Each Party shall maintain, at its own cost, the insurance coverages set forth in this Section 13.5:

13.5.1

Commencing as of the date Licensee files an IND for Licensed Product in the Territory, and thereafter for the period of time required under Section 13.6, each Party shall obtain and maintain on an ongoing basis, products liability insurance, including contractual liability, in the minimum amount of [***] per occurrence, combined single limit for bodily injury and property damage liability.

13.6	The following provisions apply:

13.6.1

All insurance coverages shall be primary insurance with respect to each Party’s own participation under this Agreement, and shall be maintained with an insurance Licensee or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

13.6.2

The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then in such a case, such Party shall maintain the insurance coverage for at least [***] following such Party’s completing performance of its obligations under this Agreement.

13.6.3

Each Party’s aggregate deductibles under its commercial general liability and products liability and other insurance policies shall be reasonably satisfactory to the other Party, taking into account the deductibles that are prudent and customary with respect to the activities in which it is engaged under this Agreement.

13.6.4

Each Party shall provide to the other Party its respective certificates of insurance evidencing the insurance coverages set forth in Section 13.5 Each Party shall provide to the other Party at least [***] prior written notice of any cancellation, non-renewal or material change in any of the insurance coverages. Each Party shall, upon receipt of written request from the other Party, provide renewal certificates to the other Party for as long as such Party is required to maintain insurance coverages hereunder.

14.	TERM AND TERMINATION OF THE AGREEMENT

14.1

The Agreement shall enter into force and effect on the Effective Date and shall remain in full force and effect on a country-by-country or region-by-region basis in the Territory for the duration of the Royalty Term, subject to earlier termination as provided in this Agreement. At the expiry of the Royalty Term in each country or region of the Territory the licenses granted to the Licensee hereunder in such country or region shall become perpetual, irrevocable, fully paid up, royalty free and fully sublicenseable and transferable in such country.

14.2

Licensee shall have the right during the Term to terminate this Agreement at will and for any reason by giving not less than [***] prior written notice to ReViral at any time prior to the First Commercial Sale Date, or [***]. Until the effective date of termination, Licensee shall be responsible for performing all of its obligations hereunder. For clarity, any milestone and other payments due to ReViral during such [***] or [***] period, as applicable, shall remain payable by Licensee. Licensee shall terminate the Agreement as set forth under this Section 14.2 if it determines, in its sole discretion, to permanently terminate all Development and Commercialization of all Licensed Products throughout the Territory.

14.3

Either Party (“Non-Breaching Party”) shall have the right to terminate this Agreement if the other Party (“Breaching Party”) has materially breached this Agreement, effective (i) upon [***] written notice, if the nature of the breach is incapable of remedy or if the breach is of a financial obligation capable of remedy that shall not have been remedied within such [***] period; or (ii) in the case of all other material breaches of this Agreement capable of remedy, upon giving [***] written notice, if the breach has not been remedied within such [***] period. The written notice describing the alleged material breach will provide sufficient detail to put the Breaching Party on notice of such material breach. Notwithstanding any provision in this Agreement to the contrary, if such material breach (other than a material breach arising from a financial obligation) cannot be reasonably cured during the foregoing cure period, but is capable of cure within [***], then the Breaching Party may submit to the Non-Breaching Party a reasonable cure plan to remedy such material breach that is reasonably acceptable to the Non-Breaching Party, and upon such submission, the applicable cure period will automatically be extended for so long as the Breaching Party continues to use commercially reasonable efforts to cure such material breach in accordance with such cure plan, but for no more than [***] from receipt of written notice of such breach. If the Breaching Party is Licensee and the breach relates to one region or country only or a group of regions or countries of the Territory, then ReViral shall only have the right to terminate this Agreement in relation to such region(s) or country(ies). If the Breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the Non-Breaching Party within the above time period, then the matter will be addressed under the dispute resolution provisions in Section 16.3, the relevant cure period will be tolled during the pendency of such dispute resolution proceeding, and the Non-Breaching Party may not terminate this Agreement until (a) it has been determined under Section 16.3 that the Breaching Party is in material breach of this Agreement and (b) such cure period expires without the material breach having been cured by the Breaching Party. For clarity, a failure by ReViral to supply CTM ordered by Licensee shall not constitute a material breach of this Agreement, provided that any breach of this Agreement by Licensee proximately caused by ReViral’s failure to supply CTM shall not give rise to a right of ReViral to terminate this Agreement.

14.4	If an Insolvency Event occurs in relation to a Party, the other Party may terminate this Agreement immediately on written notice to insolvent Party.

14.5

ReViral may terminate this Agreement in its entirety upon [***] written notice to Licensee if Licensee or any of its Affiliates (directly or indirectly, including in association with any other Person) challenges the validity of the Licensed Patents in a legal proceeding before a court of competent jurisdiction. Any such termination shall only become effective if Licensee or its Affiliate or the other Person has not withdrawn or settled such action before the end of the above notice period. Licensee shall use reasonable efforts to bind any Sublicensees to similar provisions. For the avoidance of doubt, ReViral may not terminate this Agreement if ReViral or its Affiliate is required by legal process to be joined as a party in any patent challenge by a Third Party. In addition, notwithstanding the foregoing, ReViral will have no right to terminate this Agreement pursuant to this Section 14.5 with respect to: (i) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction, advanced by Licensee, or any of its Affiliates in response to any claim or action brought in the first instance by, or on behalf of, ReViral or any Third Party, or (ii) any patent challenge to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by Licensee or any of its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise; provided that such proceeding commenced prior to the closing of such acquisition.

14.6	Termination of this Agreement by the Licensee under Section 14.2, or by ReViral under Sections 14.3, 14.4, or 14.5 shall result in the following consequences in the applicable Terminated Region(s):

14.6.1

All licenses and rights granted by ReViral to Licensee under the Agreement shall terminate in the Terminated Region. The Licensee shall immediately cease all use of the Licensed IPR and shall cease all Development, Manufacturing and Commercialisation activity (subject to the remainder of this Section 14.6) in the Terminated Region.

14.6.2

The rights and licenses granted to ReViral in the Terminated Region under Section 2.4 shall be irrevocable with respect to Licensee IPR owned by Licensee. In the case of Licensee IP that is in-licensed by Licensee or one of its Affiliates from a Third Party, the rights and licenses granted to ReViral under Section 2.4 shall survive termination of this Agreement and shall be co-terminus with the license received by Licensee or such Affiliate, as applicable.

14.6.3

Upon the request of any Sublicensee in the Terminated Region not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, ReViral will enter into a direct license from ReViral to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”). Under any such New License Agreement between ReViral and such former Sublicensee, such Sublicensee will be required to pay to ReViral the same amounts in consideration for such direct grant as ReViral would have otherwise received from Licensee pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Licensed Products had this Agreement not been terminated. Under such New License Agreement, the Parties agree that ReViral will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of ReViral set forth in this Agreement will be included in such New License Agreement.

14.6.4	Licensee will promptly re-assign to ReViral any ReViral Trademarks Controlled by Licensee in the Terminated Region.

14.6.5

If there are any on-going Development or Commercialization activities in the Terminated Region at the time of termination, the Parties will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at ReViral’s election, promptly transition such activities from Licensee to ReViral or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.

14.6.6

Each Party will destroy all Confidential Information of the other Party relating to the Terminated Region in its possession as of the effective date of termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the applicable Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement). Notwithstanding the foregoing, such Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received such Confidential Information under this Agreement.

14.6.7

Licensee hereby grants to ReViral an exclusive, perpetual, sublicenseable license (through multiple tiers), on the financial terms described below, to use the Licensee IPR and Licensee Commercial Information as such Licensee IPR and Licensee Commercial Information exists as of the effective date of date of termination, inside the Terminated Region to further Develop and Commercialise the Licensed Products (in the form such Licensed Products exist as of the effective date of termination.) Licensee shall within [***] of the effective date of termination transfer to ReViral the Licensee Know How, Licensee Commercial Information, and Territory Dossiers for the Terminated Region (including any of the same in the possession of a Sublicensee or distributor of the Licensee, to the extent Controlled by Licensee). Licensee shall as soon as [***] after the effective date of termination (i) assign to ReViral any Licensee Trademark and the domain name for any website established by Licensee or an Affiliate for the Licensed Product in the Terminated Region; and (ii) transfer, or cause its Affiliates to transfer, to ReViral or its nominee all right, title and interest in all Regulatory Documents (including Regulatory Approvals) held by Licensee and its Affiliates related solely to the Licensed Products in the Terminated Region, and Licensee or such Affiliates shall execute all necessary and appropriate letters to the NMPA and other Regulatory Authorities in the Terminated Region to ensure that ownership of such Regulatory Documents are transferred to ReViral. In the event that such a transfer is not possible under Applicable Laws of the Terminated Region, Licensee shall use reasonable efforts to ensure that ReViral has the benefit of the relevant Regulatory Documents and, to this end, consents to any Regulatory Authority in the Terminated Region cross-referencing to the data and information on file with any Regulatory Authority as may be necessary to facilitate the granting of duplicate Regulatory Documents to ReViral in the Terminated Region. In such circumstance as soon as the duplicate Regulatory Documents are given to ReViral, the Licensee will, so far as possible under Applicable Laws, cancel the corresponding original Regulatory Documents. Licensee agrees, at its own cost and expense, to complete whatever other procedures are necessary under Applicable Laws and to do such other acts and things reasonably necessary to enable ReViral (either itself or in conjunction with a Third Party) to Develop and Commercialise the Licensed Product in the Terminated Region in substitution for Licensee and its Affiliates.

14.6.8

The consideration for the license granted under Section 14.6.7 shall be established as follows. The financial terms for such license shall be [***]. The Parties shall in good faith seek to agree to such financial terms within [***] of the date of the notice of termination (based on the valuation methodology specified below). If the Parties fail to agree to terms during such [***] period, they shall, at their joint expense, appoint a financial advisory firm specializing in the valuation and licensing of pharmaceutical products, which firm has not been retained by either Party at any time during the previous [***], to conduct a valuation of the Licensee IPR related to the Licensed Product in the Terminated Region. The valuation methodology shall [***]. The decisions of the financial advisory firm shall be final and binding on the Parties.

14.6.9

Licensee shall have the right to sell off existing stocks of Licensed Products in a Terminated Region until such time as the MAA and Regulatory Documents for the Licensed Product in such Terminated Region have been transferred to ReViral in accordance with Section 14.6.7. ReViral shall, following the transfer of the MAA for the Licensed Product in the Terminated Region, purchase from Licensee at a price equal to [***] all of or any part of stocks of the Licensed Product held by Licensee or its Affiliates that are not subject to orders from customers and are in good and saleable condition and can be re-labelled under Applicable Law.

14.7	If Licensee has a right to terminate this Agreement Section 14.3, Licensee may elect, in lieu of so terminating, to have this Agreement continue on all the terms herein save that [***].

14.8

If Licensee has the right to terminate this Agreement under Section 14.4, Licensee may elect, in lieu of so terminating, to have this Agreement continue on all the terms herein save that (i) [***]; (ii) [***]; and (iii) [***].

14.9

Termination of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either party before such termination, including the right of either party to receive or recover: (i) damages sustained by reason of the breach of the Agreement by the other party, or (ii) any payments which may then be owing under the terms of the Agreement. In addition, the following provisions of this Agreement shall survive termination of this Agreement: Sections 1, 2.4, 9.13 through 9.16 (with respect to any payment obligation arising prior to such termination), 10.1.2, 10.1.3, 11, 12.5, 12.6, 12.7, 13, 14.6, 14.9, 16, and 17.

15.	CHANGE OF CONTROL/ASSIGNMENT/SUCCESSION

15.1	In the event that Licensee Group undergoes a Change of Control, this Agreement continues in force with its obligations on Licensee following any such Change of Control.

15.2

In the event that there is a Change of Control of an Affiliate of Licensee (the “Departing Licensee”) without a Change of Control of the whole Licensee Group Licensee will ensure that in the documentation giving rise to such Change of Control all activities and related documentation previously carried out by the Departing Licensee under this Agreement are transferred to Licensee together with all related Licensee IPR Controlled by the Departing Licensee.

15.3

This Agreement shall not be assignable nor the rights licensed hereunder be transferable in any way by either Party except by prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) either Party may assign this Agreement in whole or in part to a corporate Affiliate on the condition that the assigning Party shall remain liable hereunder for the prompt payment and performance of all obligations of the assignee; (ii) this Agreement may be assigned by a Party to a Third Party in connection with a sale or transfer of all or substantially all of such Party’s business or assets to which this Agreement relates or in connection with a merger or consolidation transaction involving such Third Party provided always that at the time of such assignment such Third Party gives a written deed of undertaking to the non-affected Party agreeing to abide by all the obligations under this Agreement of the assigning Party.

15.4

This Agreement shall be binding upon, and shall inure to the benefit of, all permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of Section 15.3 will be null, void and of no legal effect.

16.	GOVERNING LAW AND DISPUTES

16.1

The interpretation and construction of this Agreement shall be governed by the laws of the State of New York, USA excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.2

With the exception of those matters within the purview of the JSC, which will be resolved in accordance with the procedures set forth in Section 4.6, any dispute, controversy or claim arising out of or relating to this Agreement or the alleged breach, termination or invalidity of this Agreement, shall be submitted in the first instance [***].

16.3

Disputes not resolved under Section 16.2 shall, unless Section 16.4 applies, be finally resolved by arbitration in accordance with the International Chamber of Commerce (“ICC”) in effect on the date of filing of the arbitration, except as modified herein, and the arbitrator(s) shall be engaged on terms consistent with those set forth herein:-

16.3.1

If the amount in controversy, including claims and counterclaims, in terms of a monetary amount is less than [***] and does not relate to [***] there shall be one arbitrator, who shall be selected jointly by Licensee and ReViral within [***] of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is [***], or if the dispute involves [***], there shall be three neutral and impartial arbitrators, one appointed by Licensee and one appointed by ReViral within [***] of receipt by respondent of a copy of the demand for arbitration, and the third arbitrator, who shall serve as chair of the arbitral tribunal, shall be appointed by agreement of the Party-appointed arbitrators within [***] of the appointment of the second arbitrator and who must be an experienced judge, barrister or trial lawyer admitted to practice law in the same jurisdiction as the governing law. Any arbitrator not timely appointed shall be appointed by the ICC from the ICC’s large, complex case panel, using the listing, ranking and striking procedure in the ICC rules, with each Party having no more than 2 peremptory strikes. Any arbitrator appointed by the ICC shall have significant experience with the arbitration of similar large, complex, commercial disputes and shall be an experienced judge, barrister or trial lawyer admitted to practice law in the same jurisdiction as the governing law.

16.3.2	The arbitration proceeding shall be conducted in the English language.

16.3.3	The arbitration proceeding shall be held and the award/decision shall be issued in [***], although the Parties may agree in writing to conduct individual hearings in other locations.

16.3.4

During the course of the arbitration, each Party shall provide to the other copies of Relevant Material. “Relevant Material” is defined as all documents or other material relevant to the matters at issue in the arbitration with the exception of (i) communications to and from lawyers admitted to practice law or practicing law (whether or not employed by a Party) for the purpose of obtaining and giving legal advice; (ii) communications between the Parties or their respective advisers in relation to the terms of a settlement of the particular dispute or disputes which is or are the subject of the arbitration proceedings;

16.3.5

The arbitrators may, if requested by one of the Parties, order the preparation of lists of the Relevant Material for initial evaluation by the requesting Party prior to disclosure or inspection of the Relevant Material. The arbitrators shall also have the power to order production of the Relevant Material on whatever terms the arbitrators deem fit including the need for production to take place on an urgent basis and the reimbursement of all reasonable costs of production by the requesting party to the furnishing party. Any dispute as to whether a particular document or other material should be classified as Relevant Material or otherwise disclosed in the course of the arbitration shall be determined in the sole discretion of the arbitrators. The classification of a document or other material as Relevant Material shall not determine whether such material shall be admissible in evidence in the arbitration. Questions of admissibility shall be decided by the arbitrators in their sole discretion. In the event that the Parties seek to take deposition discovery in the course of a proceeding, each Party agrees that it will limit the number of depositions that it will take to [***] depositions, unless the arbitrators determine that additional depositions are warranted;

16.3.6

The arbitration shall be confidential. No Party shall use or disclose any Relevant Material obtained under this paragraph for any purpose except in the course of the conduct of the arbitration and (as far as applicable) proceedings before any court, and then only to the extent necessary for the implementation and enforcement of any award of the arbitrators;

16.3.7

The arbitration shall be conducted as expeditiously as practicable, and the Parties and the arbitrators shall use their best efforts to hold the hearing on the merits no later than [***] after the appointment of a sole arbitrator and no later than [***] after the appointment of a third arbitrator (as the case may be), and the arbitrator(s) shall use their best efforts to issue a final award within [***] after the close of the hearing.

16.3.8	In addition to damages, the arbitral tribunal may award [***].

16.3.9	The arbitration award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.

16.3.10	The arbitration award shall be final and binding on the Parties and shall not be appealable to any court in any jurisdiction.

16.3.11	The award may be entered and enforced in any court having competent jurisdiction.

16.3.12

Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared, except that if, in the opinion of the arbitrators, any claim by a Party hereto or any defence or objection thereto by the other Party was unreasonable, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other Party (including reasonable attorneys’ fees) and the fees and expenses of the arbitrators and the ICC against the party raising such unreasonable claim, defence or objection.

16.4	Any dispute concerning the ownership or inventorship of any Inventions arising hereunder in a given jurisdiction shall be determined by the courts of the jurisdiction in question.

17.	MISCELLANEOUS

17.1

Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure; provided the non-performing Party promptly provides notice of the start and stop of such force majeure event to the other Party. Such excuse will continue for so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition as soon as possible. For purposes of this Agreement, force majeure is a condition beyond the reasonable control of the affected Party and without fault of such Party affected, including an act of God, government order, war, civil commotion, terrorist act, epidemic or pandemic, public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a force majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other force majeure event. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such force majeure circumstances affecting such Party. The affected Party will notify the other Party in writing of any force majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such force majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement [***] to mitigate the delays caused by such force majeure.

17.2	Notices

17.2.1

Any notice (which term shall in this Section include any other formal written communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

17.2.2	Any such notice shall be addressed as provided in Section 17.2.3 and may be:

(a)

Delivered by courier, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a business day, or, if it is delivered later than 17.00 hours on a business day or at any time on a day which is not a Business Day, at 08.00 hours on the next business day; or

(b)

sent by electronic mail, in which case it shall be deemed to be given when the E-mail leaves the E-mail gateway of the sender where it leaves such gateway before 17.00 hours on any business day or in any other case at 08.00 hours on the next business day after it leaves such gateway and the onus shall be on the sender to prove the time that the E-mail left its gateway.

17.2.3	The addresses and other details of the Parties for notices are, subject to Section 17.2.4:

If to ReViral, addressed to:

Attention: [***]

Address: [***].

E-mail address: [***]

If to Licensee, addressed to:

LianBio

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention: [***]

With copies to:

Ropes & Gray LLP

36F Park Place

1601 Nanjing Road West

Shanghai, China 200040

Attention: Eric Wu and David R. Chen

Fax: 86-21-6157-5299

Email: Eric.Wu@ropesgray.com and David.Chen@ropesgray.com

17.2.4

Any Party to this Agreement may notify the other Party of any change to the address or any of the other details specified in Section 17.2.3, provided that such notification shall only be effective on the date specified in such notice or [***], whichever is later.

17.3	No Other Rights. Except as otherwise expressly provided in the Agreement, no other right, express or implied, is granted by the Agreement.

17.4

Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

17.5

LianBio Guarantee. LianBio hereby [***] guarantees [***] the due and punctual payment and performance of all obligations of Licensee under this Agreement (the “Licensee Obligations”). LianBio agrees that the Licensee Obligations may be extended, modified, or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, or renewal of any Licensee Obligation. [***].

17.6

Amendment. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer or director of each party.

17.7

Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of any party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer or director of the waiving party.

17.8

Counterparts. The Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

17.9

Severability. Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

17.10

Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates, provided that each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any reference to a “Party” will be interpreted to mean “a Party or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations.

17.11

Independent Contractors. The relationship between ReViral and Licensee created by the Agreement is one of independent contractors and neither party shall have the power or authority to bind or obligate the other. There is no employee-employer relationship or partnership relationship between ReViral and Licensee or any of its representatives.

17.12

Local Law Requirements. Except as otherwise specifically provided herein, each party shall at their own expense in their respective countries, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording or otherwise rendering the Agreement valid.

17.13	Expenses. Each party shall bear its own expenses and costs incurred in the negotiations leading up to and in preparation of the Agreement and of matters incidental to the Agreement.

17.14

Entire Agreement of the Parties. The Agreement (including the Schedules) shall constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understanding and agreements, whether oral or written, between ReViral and Licensee respecting the subject matter thereof.

17.15	Exclusion. The Parties exclude the application of any international statutes on the sales of goods, including the United Nations Convention on International Contracts for the Sales of Goods.

17.16	Language. The English version of the Agreement shall be deemed the official and governing instrument, notwithstanding any translations thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused the Agreement to be executed by their duly authorized officers or directors as of the Effective Date.

REVIRAL LIMITED

By:	/s/ Alex Sapir
Name:	Alex Sapir
Title:	CEO

LIANBIO RESPIRATORY LIMITED

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Director

LIANBIO
(solely for the purposes of Section 17.5)

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Director

[Signature Page to Co-Development and License Agreement]

EXHIBIT A    CHEMICAL STRUCTURE RV521

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EXHIBIT B RSV CANDIDATES AT EFFECTIVE DATE

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EXHIBIT C DISCLOSURE LETTER

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EXHIBIT D LIST OF DOCUMENTS IN DISCLOSURE BUNDLE

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EXHIBIT E LIST OF DOCUMENTS DISCLOSED IN DATAROOM

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EXHIBIT F

LICENSED PATENTS AT EFFECTIVE DATE

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EXHIBIT G DRAFT PEDIATRIC TARGET PROFILE

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EXHIBIT H AGREED PRESS RELEASE

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